     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FEBRUARY 24, 1997

================================================================================
                                                       REGISTRATION NO. 333-7709

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------


                                AMENDMENT NO. 4

                                  ON FORM SB-2
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                          NORRIS COMMUNICATIONS, INC.
                 (Name of small business issuer in its charter)

                                ---------------

             DELAWARE                    3651                     NONE
         (State or other          (Primary Standard        (I.R.S. Employer
          jurisdiction of             Industrial          Identification No.)
         incorporation or           Classification
           organization)            organization)


                                ---------------


                               12725 STOWE DRIVE
                            POWAY, CALIFORNIA 92064
                                 (619) 679-1504
        (Address and telephone number of principal executive offices and principal place of business)

                                ---------------

                           ELWOOD G. NORRIS, CHAIRMAN
                          NORRIS COMMUNICATIONS, INC.
                               12725 STOWE DRIVE
                            POWAY, CALIFORNIA 92064
                                 (619) 679-1504
           (Name, address and telephone number of agent for service)

                                    Copy to:
                             CURT C. BARWICK, ESQ.
                          HIGHAM, MCCONNELL & DUNNING
                          28202 CABOT ROAD, SUITE 450
                            LAGUNA NIGUEL, CA 92677

                                ---------------

                            COUNSEL FOR THE COMPANY

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

     IF THE ONLY SECURITIES REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING
BOX:  [ ]

     IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX: [x]

                        CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED             PROPOSED
                                                                      MAXIMUM             MAXIMUM
     TITLE OF EACH CLASS OF                    AMOUNT TO          OFFERING PRICE         AGGREGATE         REGISTRATION
SECURITIES TO BE REGISTERED                  BE REGISTERED           PER UNIT         OFFERING PRICE            FEE
---------------------------                 --------------------   --------------     ---------------     --------------
 Common Stock, no par value                 3,699,279 Shares (1)       $1.16 (4)        $4,291,164 (4)     $1,480

 Common Stock, no par value                 5,003,857 Shares (2)       $0.94 (4)        $4,703,626 (4)     $1,622

 Common Stock, no par value                 6,872,421 Shares (3)       $0.55 (4)        $3,779,832 (4)     $1,145
 Total Registration Fee                                                                                    $4,172

 Previously Paid                                                                                           $3,102

 Total Due                                                                                                 $1,145

(1) Includes the registration for resale of the following: (i) 2,666,074 shares of Common Stock issued in a private placement in June 1996, and (ii) 1,033,205 shares of Common Stock (subject to adjustment) issuable upon the exercise of warrants issued in the foregoing private placement. Estimated solely for purposes of calculating the registration fee in connection with this Registration Statement.

(2) Includes the registration for resale of 5,003,857 shares of Common Stock (subject to adjustment) issuable upon the exercise of warrants issued in private placements in July and August, 1996. Estimated solely for purposes of calculating the registration fee in connection with the Registration Statement.

(3) Includes the registration for resale of 3,461,171 additional shares of Common Stock issuable upon the exercise of warrants issued in the foregoing private placements due to a decline in the price of the Common Stock and 2,657,326 shares of Common Stock issuable to purchasers of warrants and Common Stock in such private placements due to delays in the registration process. Estimated solely for purposes of calculating the registration fee in connection with the Registration Statement.

(4) These figures are estimates made solely for the purpose of calculating the registration fee pursuant to Rule 457(c). The average of the bid and asked prices for the Common Stock on July 3, 1996, August 27, 1996 and on February 7, 1997, as reported by NASDAQ, was $1.16, $0.94 and $0.55, respectively.

       THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                          NORRIS COMMUNICATIONS, INC.

                             CROSS REFERENCE SHEET
                   Between Items of Form SB-2 and Prospectus


Registration Statement Item and Heading                     Prospectus Caption
---------------------------------------                     ------------------
1.      Forepart of the Registration Statement              Outside Front Cover Page

2.      Inside Front and Outside Back Cover Pages           Inside Front and Outside Back Cover Pages
        of Prospectus

3.      Summary Information and Risk Factors                Prospectus Summary, Risk Factors

4.      Use of Proceeds                                     Not Applicable

5.      Determination of Offering Price                     Not Applicable

6.      Dilution                                            Not Applicable

7.      Selling Security Holders                            Selling Shareholders

8.      Plan of Distribution                                Cover Page; Selling Shareholders

9.      Legal Proceedings                                   Business

10.     Directors, Executive Officers, Promoters            Management
        and Control Persons

11.     Security Ownership of Certain Beneficial            Principal Shareholders
        Owners and Management

12.     Description of Securities                           Description of Securities

13.     Interest of Named Experts and Counsel               Legal Matters; Experts

14.     Disclosure of Commission Position on                Management
        Indemnification of Securities Act Liabilities

15.     Organization Within Last 5 Years                    Not Applicable

16.     Description of Business                             Business

17.     Management's Discussion and Analysis or             Management's Discussion and Analysis of
        Plan of Operations                                  Financial Condition and Results of Operations

18.     Description of Property                             Business

19.     Certain Relationships and Related                   Certain Transactions
        Transactions

20.     Market Price for Common Equity and                  Market Price for Common Stock and
        Related Shareholder Matters                         Related Shareholder Matters

21.     Executive Compensation                              Management

22.     Financial Statements                                Financial Statements

23.     Changes in and Disagreements with                   Not Applicable
        Accountants on Accounting and Financial
        Disclosure

                                                                      PROSPECTUS

                15,575,557 SHARES OF COMMON STOCK (NO PAR VALUE)

                          NORRIS COMMUNICATIONS, INC.

        This Prospectus relates to 15,575,557 shares of Common Stock, $.001 par value ("Common Stock") of Norris Communications, Inc., a Delaware corporation (the "Company"), heretofore issued to the persons listed as the Selling Shareholders. Such shares of Common Stock are being offered for the respective accounts of the Selling Shareholders, and will be sold from time to time by the Selling Shareholders in the national over-the-counter market or otherwise at their prevailing prices, or in negotiated transactions. The Company will receive no proceeds from the sale of such shares of Common Stock by the Selling Shareholders. The expenses of preparing and filing the Registration Statement of which this Prospectus forms a part are being paid by the Company.

        The shares of Common Stock offered hereby includes the resale of such presently indeterminate number of shares of Common Stock as shall be issued in respect of (i) 2,666,074 shares of Common Stock (subject to adjustment) issued in private placements in or about June 1996, (ii) 9,498,233 shares of Common Stock (subject to adjustment) issuable upon the exercise of warrants ("Warrants") issued in connection with the June 1996 private placement, as well as, additional private placements in July and August 1996 and (iii) 2,657,326 shares of Common Stock issuable to the Selling Shareholders due to delays in the registration process. The number of shares of Common Stock issuable in connection with such transactions is subject to adjustment and could be less or more than the estimated amount depending upon factors which cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock.

                THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" AT PAGE 7 OF THIS PROSPECTUS. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The shares offered hereby were acquired by the Selling Shareholders from the Company in private transactions and are "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus has been prepared for the purpose of registering the shares under the Act to allow for future sales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have made no arrangement with any brokerage firm for the sale of the shares. The Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

        The shares offered hereby may have been acquired by the Selling Shareholders from the Company in a transaction deemed to involve general solicitation. Such a transaction may have created a contingent liability to the Selling Shareholders. See "Risk Factors."

        Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


        The Common Stock is traded on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") under the NASDAQ symbol "NCII." On February 21, 1997, the bid and asked prices per share, as reported by NASDAQ, were $0.50 and $0.44 respectively.


                     _____________________________________

                The date of this Prospectus is February 24, 1997

                             AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed by the Company with the Securities and Exchange Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 75 Park Place, New York, New York 10007; and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621; and copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Judiciary Plaza, Washington, D.C. 20549 at prescribed rates.

        The Company intends to distribute to its stockholders annual reports containing audited financial statements with a report thereon by independent certified public accountants after the end of each fiscal year. In addition, the Company will furnish to its shareholders quarterly reports for the first three quarters of each fiscal year containing unaudited financial and other information after the end of each fiscal quarter, upon written request to the secretary of the Company.

        The Company has filed with the Commission a registration statement on Form SB-2 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

        NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING CONTEMPLATED HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS


Prospectus Summary  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

Market For Common Stock and Related Shareholder Matters . . . . . . . . . .   14

Selected Financial Data . . . . . . . . . . . . . . . . . . . . . . . . . .   15

Management's Discussion and Analysis of Financial Condition
  and Results of Operations . . . . . . . . . . . . . . . . . . . . . . . .   16

Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

Certain Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

Principal Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . .   31

Selling Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

Description of Securities . . . . . . . . . . . . . . . . . . . . . . . . .   34

Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

Further Information . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

Index to Financial Statements . . . . . . . . . . . . . . . . . . . . . . .   39

                               PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. See "Risk Factors" for a discussion of important factors that should be considered by prospective investors related to forward-looking statements included in this Summary.

                                  THE COMPANY


        The Company is a holding company which, through its wholly-owned United States subsidiary, is engaged in the development, manufacture and marketing of proprietary electronic technology and products. The Company was incorporated in Canada under the British Columbia Company Act on February 11, 1988 under the name 340520 B.C. Ltd. The Company changed its name to Norris Communications Corp. on April 7, 1988 and on November 22, 1994 continued its jurisdiction of incorporation to the Yukon Territory, Canada. The Company further continued its jurisdiction of incorporation to Wyoming on August 30, 1996 and on September 4, 1996 reincorporated into Delaware.



        As described more fully below, through a series of transactions, the Company has evolved to its present structure as a holding company for its principal, wholly-owned subsidiary, Norris Communications, Inc., a California corporation ("NCI"). Through NCI, the Company is principally involved in developing, manufacturing and marketing the FLASHBACK recording device, a newly developed proprietary technology for information storage and retrieval and related electronic technology and products. The Company also holds as an investment, subject to a third party option, 1,033,334 common shares of JABRA Corporation ("JABRA"). Prior to January 15, 1993, JABRA was a wholly-owned subsidiary of the Company. JABRA is a developer and manufacturer of communication products for desktop, mobile and wireless applications.


        During 1993, the Company invented and commenced development of advanced digital recording technology that does not involve mechanical moving parts. Although various digital techniques have been adapted to sound recording and reproduction, such as compact disc players and digital tape recorders, these devices still utilize mechanical techniques for moving the storage media as well as positioning the read/write head in the case of compact discs. The Company's technology is designed to substitute all solid state electronic control for traditional mechanical functions and magnetic media. The Company's technology combines a micro-processor based control system with data compression and a non-volatile storage media to produce a no-moving-parts recording scheme with advanced features and capabilities.

        Management believes the Company's newly developed proprietary technology for information storage lends itself to a broad array of product applications. Through a technique of combining digital signal processing with state-of-the-art compression algorithms and a non- volatile storage array all managed by a microcontroller, it is possible to store data without the need for magnetic media such as is presently used in audio/video tape recording equipment as well as computer hard drives and diskettes. Since there are no moving parts, there are correspondingly no motors, belts, or other control devices required. All functions associated with devices designed around this new technology can be operated by existing microprocessor control devices. Should the prices of various forms of storage arrays, such as flash memory chips, continue to decline as is generally predicted, more applications utilizing these techniques will become cost effective.


        The Company has utilized this proprietary technology to develop its FLASHBACK recording device. The Company believes the FLASHBACK fits into the Company's strategy of developing practical electronic products with broad applications. In November 1996 the Company entered into an OEM contract with Sanyo Information Systems U.K. Ltd. and in January 1997 entered into an OEM development agreement with Lanier Worldwide, Inc. The Company anticipates the majority of its future revenues will be from license and royalty fees and from contract development services. The FLASHBACK and related electronic technology and products are being marketed by the Company's subsidiary, NCI.

        The address of the Company's principal executive office is 12725 Stowe Drive, Poway, California 92064 and its telephone number is (619) 679-1504. The Company's primary operating facilities are located at that address.


                        THE SELLING SHAREHOLDER OFFERING

Common Stock outstanding as
  of December 31, 1996 (1)                         22,788,828 shares

Common Stock offered by
  Selling Shareholders (2)                         15,575,557 shares

NASDAQ Symbol                                      NCII

Risk Factors                                       The securities offered
                                                   hereby involve a high
                                                   degree of risk.  See
                                                   "Risk Factors" and
                                                   "Selling Shareholders."

_______________________________

(1) Does not include 12,690,962 shares (subject to adjustment) issuable upon the exercise of presently outstanding options and warrants, including the Warrants.

(2) Includes the resale of such presently indeterminate number of shares of Common Stock as shall be issued in respect to (i) 2,666,074 shares of Common Stock (subject to adjustment) issued in private placements in or about June 1996, (ii) 9,498,233 shares of Common Stock (subject to adjustment) issuable upon the exercise of Warrants issued in connection with the June 1996 private placement, as well as, additional private placements in July and August 1996 and (iii) 2,657,326 shares of Common Stock issuable to the Selling shareholders due to delays in the registration process.

                         SUMMARY FINANCIAL INFORMATION
                       (In thousands, except share data)


         The summary financial information which is set forth below should be read in conjunction with the Consolidated Financial Statements and related Notes thereto appearing elsewhere in this Prospectus. The selected consolidated statements of operations and balance sheets data for the fiscal years ended March 31, 1996 and 1995, have been derived from Consolidated Financial Statements of the Company which have been audited by Ernst & Young, independent auditors, and included herein. The unaudited consolidated balance sheets data as of December 31, 1996, and the unaudited consolidated statements of operations information for the nine months ended December 31, 1996 and 1995, have been derived from unaudited financial information prepared on the same basis as the audited Consolidated Financial Statements. In the opinion of management, such unaudited financial information includes all adjustments, consisting of normal recurring adjustments, necessary to present fairly the information presented.



                                     Fiscal Year Ended March 31,         Nine Months Ended December 31,
                                     ---------------------------         -------------------------------
                                     1996                 1995                  1996           1995
                                     ----                 ----                  ----           ----
   OPERATIONS DATA:
   Revenues                          $1,328,502      $  5,593,081            $  764,710      $1,379,698
   Cost of sales                      4,413,814         6,729,320             1,777,124       3,266,747

   Operating expense                  5,182,231         6,006,117             5,620,779       3,627,644
   Loss for the period               (8,267,543)       (7,142,356)           (6,633,193)     (5,514,693)
   Loss per share                         (0.63)            (0.88)                (0.31)          (0.45)
   Weighted average
     number of common
     shares outstanding              13,065,095         8,097,624             21,610,362     12,381,062



                                        March 31,            December 31, 1996
                                        ---------            ------------------
                                  1996          1995
                                  ----          ----
   BALANCE SHEETS DATA:
   Total assets              $7,817,144     $8,658,632              $3,899,492
   Working capital            1,056,029      1,665,581                 189,826
   Current liabilities        5,351,811      4,838,342               2,468,537
   Long term liabilities      3,000,000         ---                    ---
   Stockholders' equity
     (deficiency)              (534,667)     3,820,290               1,430,955

                                  RISK FACTORS


        THE SECURITIES WHICH ARE OFFERED HEREBY ARE SPECULATIVE IN NATURE, INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY, IN ADDITION TO THE INFORMATION CONCERNING THE COMPANY AND ITS BUSINESS CONTAINED IN THIS PROSPECTUS, BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.


        Dependence Upon New Products. An investment in the securities offered hereby must be considered an investment risk due to the nature of the Company's business, the industry in which it is operating, and the present stage of its development. The scale and scope of the Company's business is changing. Historically, a majority of the Company's revenues have been derived from its contract manufacturing business. The Company's future growth is greatly dependent upon the successful marketing of the FLASHBACK family of products and related technology. The Company's performance will be dependent upon the risks that are inherent in any business venture that is undergoing a major change in the scope of its operations, certain specific risks that are discussed below, future events and developments, and changes in the Company's policies and methods of operations in the future.


        No Established Market for New Products. The Company has developed a proprietary technology which is used in its MOBILE OFFICE PACKAGE. The MOBILE OFFICE PACKAGE is currently in production and as of December 31, 1996, relatively few sales have occurred, a limited number of written purchase orders have been received and no established market for the Company's products exists. The Company commenced its initial production of the product during the quarterly period ended December 31, 1994 and commenced full commercial scale production during the quarterly period ended September 30, 1995, but there can be no assurance that such product will be favorably accepted by the marketplace or that significant sales of such product will occur.


        Significant Losses From Operations. The Company has incurred operating losses in five of its past six fiscal years with operating losses from continuing operations of $8,268,000, $7,142,000, $2,442,000, $4,427,000 and
$236,000 for the fiscal years ended March 31, 1996, March 31, 1995, March 31, 1994, March 31, 1993 and March 31, 1991, respectively. The Company, additionally, has reported a loss for the period ended December 31, 1996 of $6,633,193. The losses for fiscal 1996 and the first nine months of fiscal 1997 resulted primarily from the higher costs associated with bringing the Company's new FLASHBACK product to market and the decline in revenues and increased operating losses from NCI's contract manufacturing operations. See "Product Line; Reliance on Major Customers." In this regard, management anticipates research, development and other costs associated with the FLASHBACK and new FLASHBACK products for fiscal 1997 to decrease in comparison to prior years, as a result of procuring development funds from OEM customers. The Company's losses have increased and are expected to continue and/or increase until such time as the Company is able to manufacture and sell the FLASHBACK family of products in commercial quantities and/or increase license and royalty fees from OEM contracts and development services. No assurance can be given as to the Company's ability to accomplish the foregoing. The Company's inability to accomplish the foregoing would have a material adverse effect upon the Company's ability to operate profitably, and may force the Company to reduce or curtail operations. The Company is also subject to the risks normally associated with any new business activity, including unforeseeable expenses, delays and complications. Accordingly, no assurance can be given that the Company can or will report operating profits in the future.


        Possible Inability to Continue as a Going Concern. The Company has suffered recurring losses from operations. This factor, in combination with
(i) reliance upon debt and new equity financing to fund the continuing, increasing losses from operations and cash flow deficits, (ii) substantial inventory buildup during fiscal 1995 and fiscal 1996 consisting of raw materials, components and finished product to be utilized in the manufacture and sale of its FLASHBACK product and material decline in inventory turnover,
(iii) materially increased net losses and cash flow deficits from operations during fiscal 1996 and (iv) the likelihood that the Company may be unable to meet its debts as they come due, raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon its ability to obtain adequate financing and achieve a level of revenues, adequate to support the Company's capital requirements, as to which no assurance can be given. In the event the Company is unable to continue as a going concern, it may elect or be required to seek protection from its creditors by filing a voluntary petition in bankruptcy or may be subject to an involuntary petition in bankruptcy. To date, management has not considered this alternative, nor does management view it as a likely occurrence.


        Management's Plans for Improving Operations. Management has undertaken steps as part of a plan to improve operations with the goal of sustaining Company operations for the next twelve months and beyond. These steps include increasing volume of existing products and new products through private label and OEM contracts, reducing manufacturing costs and obtaining new revenues from licensing agreements and reducing overhead and expenses by discontinuing its contract manufacturing services. There can be no assurance the Company can successfully implement its plan to improve operations and/or achieve positive gross margins in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Management's Plans For Improving Operations."



        Substantial Working Capital Requirements. At December 31, 1996, the Company had working capital of $0.2 million, compared to working capital of $1.1 million at March 31, 1996. The Company had approximately $2.1 million of working capital invested in inventories at December 31, 1996 compared to $3.2 million at March 31, 1996. The decrease in working capital is a result of the Company's continuing losses which consumed working capital during the period. Approximately $5.6 million in cash was used in operating activities by the Company in the nine months ended December 31, 1996 which included a $0.7 million reduction in accounts payable and accrued liabilities and a $0.3 million increase in accounts receivable. During the quarter ended September 30, 1996, the Company retired the remaining $307,416 obligation related to the demand loan payable to CVD Financial Corporation ("CVD"). During the period, $3 million of long-term convertible notes, plus accrued interest, were converted into Common Stock. At December 31, 1996, the Company had no long-term debt nor any bank lines of credit or related financing facilities. In June, July and August, 1996, the Company obtained equity from the sale of Common Stock and the Warrants for cash of approximately $5.6 million. Given the Company's cash position and assuming the rate of revenues and expenditures and level of operations after the restructuring, the Company will require additional capital within the next two months to meet its debts as they become due and to continue as a going concern. The Company is currently financing its operations from the sale of equipment and inventory and from funds received from OEM agreements. The Company estimates that at current expenditure levels and projected working capital requirements it will require a minimum of an additional $1 million to continue operating for the next twelve months without any contribution from operations. The existing OEM and licensing business may be able to generate some of the additional funding required depending on the ability of OEM and licensing activities to generate revenues, however there can be no assurance thereof. The Company is currently pursuing various alternatives to meet its needs for additional capital. There can be no assurance the Company will be successful and any such financing may be dilutive to current shareholders. The failure to raise additional funds could have a material adverse effect on the Company and could force the Company to further reduce or curtail operations. The Company may, from time to time, seek additional funds through lines of credit, public or private debt or equity financing. The Company estimates that it will require additional capital to finance future developments and improvements to its technology. There can be no assurances that additional capital will be available when needed.


        Possible Contingent Liability-Under Federal and State Securities Law. The Company may have a liability to the Selling Shareholders due to a possible violation of Securities and Exchange Commission Rule 502(c) and comparable state securities rules and regulations which prohibit an issuer from selling securities in a private placement by any form of general solicitation or general advertising. This violation, in turn, could cause the Company to be in violation of Section 5 of the Securities Act which prohibits the sale of securities pursuant to a prospectus that does not satisfy the requirements of the Securities Act. Such violations, if deemed to occur, could give rise to a private right of action by the Selling Shareholders against the Company for rescission and/or damages.

        Potential Detrimental Effect on the Company. If all of the Selling Shareholders were to exercise their rights, assuming a violation, and seek to rescind their purchases, the

     Company would have to return approximately $5,670,000 to such shareholders, plus interest. If the Company did not have sufficient working capital to satisfy its obligation to repurchase such securities, the Company would have to borrow the necessary funds. If it is unable to borrow funds, the Company would have to sell assets to satisfy its obligation. Given the Company's historic reliance upon debt and new equity to fund the continuing, increasing losses from operations and cash flow deficits and its possible present inability to continue as a going concern, such liability, if it occurs, could require the Company to seek protection from its creditors by filing a voluntary petition in bankruptcy.

        Release and Waiver Agreements. The Company has provided each of the Selling Shareholders with agreements providing notice of the possible violation of federal and state securities laws prohibiting an issuer from selling securities in a private placement by any form of general solicitation or general advertising and has requested that each Selling Shareholder forego any private right of action that such Selling Shareholder may have as a result of such possible violation. In connection therewith, Selling Shareholders with aggregate purchases of Common Stock and Warrants equal to $5,420,000 upon request, without payment or other monetary inducement, have executed written releases and waivers with respect thereto, effectively reducing the possible liability to approximately $250,000. While the Company believes that other exemptions and defenses may be available in the event of violation of Rule 502(c), there can be no assurance that the Selling Shareholder who has elected not to release the Company will not commence litigation against the Company or that an unfavorable decision in such litigation will not materially adversely affect the Company.

        Enforceability. It is possible that the release and waiver agreements could be challenged at some later date by a Selling Shareholder on grounds of enforceability (i.e., that such agreements are unenforceable under federal or state law) or because individual state securities laws were not specific references. Although the Company has no present reason to believe that the release and waiver agreements are not enforceable, a contrary finding by a federal or state court may result in a continuing risk of potential liability to other Selling Shareholders.

        Limited Release. The releases and waivers provided by the Selling Shareholders were limited to any private right of action which such shareholders may have had as a result of any violation of federal and state securities laws prohibiting an issuer from selling securities in a private placement by any form of general solicitation. Such releases and waivers, as a result, will not be applicable as a defense to other claims under the securities laws which, at a later date, may be asserted, including fraud liability for false and misleading statements in the Prospectus.


        Discontinuation of Contract Manufacturing Business; Historical Dependence Upon Short-Term Contracts for Revenue. The Company has been utilizing its former contract manufacturing operations to build the Company's new FLASHBACK product. In so doing, the Company ceased its contract manufacturing business, upon which it has historically been dependent for revenue. This occurrence disturbed the long-standing relationships which the Company had with certain of its contract manufacturing customers; such relationships had historically been predicated upon one-year contracts, which in the past have been renewed for subsequent years. During fiscal 1997, the Company had been attempting to reestablish its contract manufacturing business. Notwithstanding goodwill and pre-existing relationships, the Company was largely unable to acquire new contracts of any significance and, as a consequence, in December 1996, the Company elected to discontinue its contract manufacturing operations as a separate line of business.


        Competition. The market for electronics products is intensely competitive and has been affected by foreign competition. The Company competes and expects to compete with a number of large foreign companies with U.S. operations and a number of domestic companies, many of which have substantially greater financial, marketing, personnel and other resources than the Company. In addition, the industry in which the Company competes has been characterized in recent years by rapid and significant technological changes and frequent new product introductions. Current competitors or new market entrants could introduce new or enhanced products with features which render the Company's technology or products obsolete or less marketable, or could develop means of producing competitive products at a lower cost. The ability of the Company to compete successfully will depend in large measure on its ability to maintain its capabilities in connection with upgrading its products and quality control procedures and to adapt to technological changes and advances in the industry. In addition, the Company's FLASHBACK product competes with a number of conventional tape recording devices, and has to compete in an established market with a technology that is not compatible with the present standard in such market. The major manufacturers of micro cassette recorders which are the most competitive include Thomson (GE), Olympus, Panasonic, Sanyo and Sony. There can be no assurance that the Company will be able to keep pace with the technological demands of the marketplace or successfully enhance its products or develop new products which are compatible with the products of the electronics industry.


        Product Line; Reliance on Major Customers. Prior to the introduction of the FLASHBACK in December 1994, substantially all of the Company's revenues had been derived from its contract manufacturing operations. Contract manufacturing accounted for over 90% of total revenues in fiscal 1995. However, as a result of the termination by the Company of its contract manufacturing services, the reconfiguration of manufacturing to accommodate FLASHBACK production and other changes, sales of the FLASHBACK accounted for approximately 82% of revenues in fiscal 1996. As a result of these changes and the introduction of FLASHBACK prior operating results are not indicative of future results. Moreover, demand for the Company's private labeled FLASHBACK recorder is uncertain as the Company's OEM customers are in the early stages of entering various marketing channels. Sales are expected to be subject to significant month to month variability resulting from the limited market penetration achieved to date and the seasonal nature of demand for consumer electronic products. The markets for consumer electronic products are subject to rapidly changing customer tastes and its OEM customers face a high level of competition. Demand for FLASHBACK is expected to be influenced by marketing and advertising expenditures, product positioning in retail outlets, technological developments and general economic conditions. Because these factors can change rapidly, customer demand can also shift quickly. The Company may not be able to respond to changes in customer demand because of the time required to change or introduce products, production limitations and limited financial resources. Any failure to manufacture and sell the FLASHBACK in commercial quantities will have a material adverse effect on the Company and jeopardize its ability to continue as a going concern. See "Possible Inability to Continue as a Going Concern." Moreover, a substantial portion of the Company's revenues have been derived primarily from a limited number of customers. For fiscal 1996, sales of the Company's FLASHBACK product to its three largest customers accounted for approximately 29% of its revenues. There can be no assurance that any such customers will continue to purchase the FLASHBACK from the Company in the future. The loss of certain large customers or a decline in the economic prospects of such customers would have a material adverse effect on the Company.


        Dependence Upon Major Suppliers. The Company "box-builds" its FLASHBACK product from parts and electronic components purchased from regular distribution channels. The Company owns its own tooling and although plastic cases have been produced by one supplier, other suppliers exist to supply plastic parts. Delays could occur, however, should the Company be required to change suppliers. The Company is currently reliant on DSP Group, Inc., a sole source supplier, for one key electronic component produced to the Company's specifications. Although other suppliers of the basic component exist, additional time would be required to modify components to meet the Company's specifications, and any delays could have an adverse impact on the Company's results of operations. The Company believes there are secondary suppliers of components such that it is not otherwise reliant on one supplier, although delays could result should the Company be required to change suppliers of longer lead time components. Delays could also result from component shortages, which are common to the electronics industry. The occurrence of any such events could have a material adverse impact on the Company's operations.

        The Company's business is subject to the risk of price fluctuations and periodic shortages of components. The Company has no supply agreements with its suppliers and, accordingly, purchases components pursuant to purchase orders placed from time to time in the ordinary course of business. Failure or delay by such suppliers in supplying necessary components to the Company could adversely affect the Company's ability to manufacture and deliver products on a timely and competitive basis.

        Government Regulation. Management believes that the Company's activities conform to present Federal, state and local environmental and other regulations. There can be no assurance that current laws and regulations will not be changed or interpreted in such a manner as to require the Company to obtain licenses or approvals to conduct its business or otherwise restrict its activities. Although the Company has not experienced any materially adverse effects on its operations from governmental regulations, there can be no assurance that such regulations will not adversely effect the Company in one or more ways, including, but not limited to, the need for additional capital equipment and/or potential liability if it is determined that the Company improperly discharged or disposed of a hazardous substance.


        Limited Marketing Capability. The Company has limited marketing capabilities and resources and is primarily dependent upon in-house employees for the marketing and sale of its private labeled FLASHBACK product and its OEM and licensing business. Attracting new OEM customers requires ongoing marketing and sales efforts and expenditure of funds to create awareness of and demand for the Company's products and technology. While the Company has recently hired and put into place a sales and marketing structure for its private label FLASHBACK product which includes an emphasis in telemarketing, computer retail channel, OEM, private labeling and strategic alliances, there can be no assurance that the Company's expanded marketing efforts in new areas will be successful or result in significantly increased levels of revenues.


        Reliance on Key Employees. The Company is currently dependent upon the continued support and involvement of existing management, some of whom do not have employment contracts. The loss of members of existing management would severely curtail the Company's ability to operate and implement its business plan. Elwood Norris serves as a director of two other companies. As such, he currently devotes only part-time services to the Company (approximately 20 hours per week). The Company may need to hire additional skilled personnel, including additional senior management, to support the anticipated growth in its business. The inability to attract and retain additional qualified employees or the loss of current key employees could materially and adversely affect the Company's business.

        Certain Transactions/Conflict of Interest. Elwood Norris, the Chairman of the Board and a Director of the Company, is also a director of American Technology Corporation ("ATC"). He is the beneficial owner of approximately 38% of the issued and outstanding shares of ATC. Robert Putnam, the Secretary and a Director of the Company, is also the President and Chief Executive Officer of ATC. Mr. Putnam is the beneficial owner of approximately 8% of the issued and outstanding shares of ATC. As a result of their ownership and involvement with ATC, Mr. Norris and Mr. Putnam have in the past, and may in the future, devote a substantial portion of their time to their other endeavors. See "Certain Transactions."


        Unpredictable Product Acceptance. The Company's sales and marketing strategy contemplates sales of its existing private label FLASHBACK product and related companion products (upon completion of their development), to the electronics and computer software markets, including sales to markets through its OEM customers yet to be established. The failure of the Company's OEM customers to penetrate its projected markets would have a material adverse effect upon the Company's operations and prospects. Market acceptance of the Company's private label products will depend in part upon the ability of the Company to demonstrate the advantages of its products over competing products.


        Technological Obsolescence. The electronics, contract manufacturing and computer software markets are characterized by extensive research and development and rapid technological change resulting in very short product life cycles. Development of new or improved products, processes or technologies may render the Company's proposed products obsolete or less competitive. The Company will be required to devote substantial efforts and financial resources to enhance its existing products and methods of manufacture and to develop new products and methods. There can be no assurance that the Company will succeed with these efforts. Moreover, there can be no assurance that the Company will be able to overcome the obstacles necessary to complete its proposed products or that other products will not be developed which would render the Company's proposed products obsolete.

        Protection of Proprietary Information. The Company owns one patent protecting its products. The Company has applied for additional multiple patents for its FLASHBACK product, but there is no assurance that any additional patents will be awarded. The Company has received notification of allowance from the United States Patent and Trademark Office for use of FLASHBACK as a registered trade name. Other trade names are owned by the Company and applications for registration of additional trade names are pending. The Company does not own any copyrights. The Company treats its technical data as confidential and relies on internal nondisclosure safeguards, including confidentiality agreements with employees, and on laws protecting trade secrets, to protect its proprietary information. There can be no assurance that these measures will adequately protect the confidentiality of the Company's proprietary information or that others will not independently develop products or technology that are equivalent or superior to those of the Company. With respect to patented products, there can be no assurance that the Company will be able to identify, and successfully prosecute, infringements of such patents. The Company may receive in the future communications from third parties asserting that the Company's products infringe the proprietary rights of third parties. There can be no assurance that any such claims would not result in protracted and costly litigation. There can be no assurance that any particular aspect of the Company's technology will not be found to infringe the products of other companies. Other companies may hold or obtain patents on inventions or may otherwise claim proprietary rights to technology useful or necessary to the Company's business. The extent to which the Company may be required to seek licenses under such proprietary rights of third parties and the cost or availability of such license, cannot be predicted. While it may be necessary or desirable in the future to obtain licenses relating to one or more of its proposed products or relating to current or future technologies, there can be no assurance that the Company will be able to do so on commercially reasonable terms.

        Lack of Dividends. The Company has never paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the future. The Company currently intends to retain any future earnings to fund the development and growth of its business. See "MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS."

        Reliance on Small Number of Customers. The Company has relied on a small number of customers for a large percentage of its FLASHBACK sales. Loss of any major customer could have a material adverse effect on the Company's financial condition.


        Impact of Possible Delisting of Securities from NASDAQ System; Penny Stock Regulations. The Company's Common Stock is currently quoted on NASDAQ. In order to maintain the Company's NASDAQ listing, the Company must have at least $2 million in assets, $1 million in capital and surplus, a minimum bid price of $1.00 per share, two market-makers and certain other requirements, some of which the Company currently may not satisfy. If the Company is unable to maintain the listing criteria, its securities will be subject to delisting from NASDAQ. Trading, if any, in the Company's securities would thereafter be conducted in the over-the-counter market on the NASD Electronic Bulletin Board or in what are commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. In addition, if the Company's securities are delisted from NASDAQ, the securities would be subject to a rule that imposes additional sales practice requirements on broker-dealers who sell such securities.


        Shares Eligible for Future Sales. In addition to the shares of Common Stock to be sold hereunder, 2,637,808 shares of the Company's Common Stock were registered pursuant to a registration statement filed with the Securities and Exchange Commission on December 16, 1994, an additional 3,854,041 shares of the Company's Common Stock were registered pursuant to a registration statement filed with the Securities and Exchange Commission on May 8, 1995, an additional 1,461,143 shares of the Company's Common Stock were registered pursuant to a Registration Statement filed with the Securities and Exchange Commission on December 12, 1995 and an additional 379,059 and 1,280,666 shares of the Company's Common Stock were purchased in transactions closing on or about March 21, 1995 and October 26, 1995, respectively, by certain investors who were not "U.S. Persons," as such term is defined in Regulation S adopted under the Securities Act. An additional 4,336,167 shares of Common Stock were issued upon the conversion of an aggregate of $3 million of 7% notes which were converted into shares of Common Stock of the Company in or about May 1996. Future sales of these shares could depress the market price for the Common Stock in any market which may exist.

        Important Factors Related to Forward-Looking Statements and Associated Risks. This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") and the Company intends that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements include the plans and objectives of management for future operations, including plans and objectives relating to the products and future economic performance of the Company. The forward-looking statements and associated risks set forth in this Prospectus may include or relate to (i) re-focusing the Company on a family of products, technology components and software and not having the Company be reliant on a single recorder product; (ii) expanding the retail product offering by introducing a computer interface VOICELINK which allows the FLASHBACK recorder to interact with a personal computer, and communicate with other computers via the internet; (iii) repositioning the core retail product, the FLASHBACK recorder, at the computer peripheral and telephony markets; (iv) building a sales and marketing infrastructure to focus on the computer retail and OEM markets; and
(v) upgrading and expanding the management team; (vi) development of appropriate technology and the ability of the Company to enforce its patent or obtain additional patents; (vii) increasing sales through the introduction and development of new products and product lines; (viii) success of marketing initiatives to be undertaken by the Company; (ix) increasing distribution through expansion of the Company's network of distributors and its customer base; (x) success of the Company in forecasting demand for particular products and its success in establishing production and delivery schedules and forecasts which accurately anticipate and respond to market demand; (xi) success in expanding the Company's market through increasing sales to large regional and national distributor accounts; and (xii) success of the Company in achieving increases in net sales such that cost of goods sold and selling, general and administrative expenses may decrease as a percentage of net sales.

        The forward-looking statements included herein are based upon current expectations that involve a number of risks and uncertainties. These forward-looking statements are based upon assumptions that the Company will continue to design, manufacture, market and ship new products on a timely basis, that competitive conditions within the computer peripheral and telephony markets will not change materially or adversely, that the computer peripheral and telephony markets will continue to experience steady growth, that demand for the Company's products will increase, that the Company will obtain and/or retain existing distributors and key management personnel, that inventory risks due to shifts in market demand will be minimized, that the Company's forecast will accurately anticipate market demand and that there will be no material adverse change in the Company's operations or business. Assumptions relating to the foregoing involve judgments with respect, among other things, to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking information will be realized. In addition, as disclosed above, the business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in such forward-looking statements. Any of the other factors disclosed above could cause the Company's net sales or net income (or loss), or growth in net sales or net income (or loss), to differ materially from prior results. Growth in absolute amounts of costs of sales and selling and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated in the forward-looking statements. Budgeting and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause the Company to alter its marketing, capital expenditure or other budgets, which may in turn affect the Company's results of operations. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.

            MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

        The Company's Common Stock has been quoted on the National Association of Securities Dealers Automated Quotation System (NASDAQ) (symbol NCII) since April 6, 1993. The following table sets forth, for the periods indicated, the high and low closing bid prices for the Common Stock, as reported by NASDAQ, for the quarters presented. Bid prices represent inter-dealer quotations without adjustment for markups, markdowns, and commissions.


                                                   (Stated in United States dollars per share)
                                                           High             Low
Fiscal year ended March 31, 1995
        First quarter                                      4 1/2            3 1/8
        Second quarter                                     3 7/8              3
        Third quarter                                      3 1/2            2 1/8
        Fourth quarter                                     3 3/4            2 1/2

Fiscal year ended March 31, 1996
        First quarter                                      2 1/16           1 15/16
        Second quarter                                     1 15/16          1 3/4
        Third quarter                                      1 1/2            1 1/4
        Fourth quarter                                     1 27/32          1 3/4

Fiscal year ended March 31, 1997
        First quarter                                      1 27/32          1 3/4
        Second quarter                                     1 1/4            1 1/8
        Third quarter                                        11/16            11/32




        At December 31, 1996, there were 22,788,828 shares of Common Stock outstanding, which were held by approximately 323 shareholders of record.



        The Company has never paid any dividends to its Common Stock shareholders. Future cash dividends or special payments of cash, stock or other distributions, if any, will be dependent upon the Company's earnings, financial condition and other relevant factors. The Board of Directors does not intend to pay or declare any dividends in the foreseeable future, but instead, intends to have the Company retain all earnings, if any, for use in the Company's business.

                            SELECTED FINANCIAL DATA


        The following summary of certain financial information relating to the Company for the fiscal years ended March 31, 1995 and March 31, 1996, has been derived from, and is qualified by reference to, the audited Consolidated Financial Statements of the Company included elsewhere herein and should be read in conjunction with such audited Consolidated Financial Statements and Notes thereto. The unaudited consolidated balance sheets information as of December 31, 1996, and the unaudited statements of operations information for the nine months ended December 31, 1996 has been derived from unaudited financial information prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited financial information includes all adjustments, consisting of normal recurring adjustments, necessary to present fairly the information presented. The results of operations for the nine months ended December 31, 1996 are not necessarily indicative of the results of operations to be expected in any future quarter or the fiscal year ending March 31, 1997. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes related thereto included elsewhere in this Prospectus.




                                     Fiscal Year Ended                        Nine Months Ended
                                         March 31,                               December 31,
                                ----------------------------            ---------------------------
                                1996                 1995                  1996           1995
                                ----                 ----                  ----           ----
OPERATIONS DATA:
Revenues                        $1,328,502      $  5,593,081            $  764,710      $1,379,698
Cost of sales                    4,413,814         6,729,320             1,777,124       3,266,747
Operating expense                5,182,231         6,006,117             5,620,779       3,627,644
Loss for the                    (8,267,543)       (7,142,356)           (6,633,193)     (5,514,693)
period
Loss per share                       (0.63)            (0.88)                (0.31)         (0.45)
Weighted average
  number of
  common shares
  outstanding                   13,065,095         8,097,624            21,610,362     12,381,062




                                   March 31,                      December 31,
                                ---------------              ---------------------
                             1996          1995
                             ----          ----
BALANCE SHEETS DATA:
Total assets
                        $7,817,144     $8,658,632              $3,899,492
Working capital          1,056,029      1,665,581                 189,826
Current liabilities      5,351,811      4,838,342               2,468,537
Long term                3,000,000         ---                    ---
liabilities
Stockholders' equity
  (deficiency)            (534,667)     3,820,290               1,430,955

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        THE FOLLOWING INFORMATION INCLUDES FORWARD-LOOKING STATEMENTS, THE REALIZATION OF WHICH MAY BE IMPACTED BY CERTAIN IMPORTANT FACTORS DISCUSSED UNDER "RISK FACTORS - IMPORTANT FACTORS RELATED TO FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS."


        General. Prior to the introduction of the FLASHBACK recorder in December 1994, the revenues of the Company were generated by contract manufacturing. Contract manufacturing accounted for over 90% of total revenues in fiscal 1995 compared to 18% of total revenues in fiscal 1996. As a result of the reduction of outside contract manufacturing services, the reconfiguration of manufacturing to accommodate the production of FLASHBACK proprietary products, i.e. FLASHBACK and accessories, the sale of FLASHBACK products accounted for the majority of revenues for the fiscal year ended March 31, 1996. In December, 1996, the Company discontinued its contract manufacturing operations. The Company, as a consequence, anticipates that the majority of its future revenues will be from license and royalty fees, private label agreements for the Company's FLASHBACK family of products and from contract development services. In November 1996, the Company entered into an OEM contract with Sanyo Information Systems U.K. Ltd. and in January 1997 entered into an OEM and development contract with Lanier Worldwide, Inc. As a result of the significant change in the source of revenue, comparisons to prior results are less meaningful and prior results are not necessarily indicative of future results.


        The Company has incurred operating losses in seven of its past eight years and these losses have been material. The Company incurred an operating loss of $8.3 million in fiscal 1996. This resulted from the development and launch of the FLASHBACK and losses incurred in reducing contract manufacturing operations in preparation of FLASHBACK production. As a result of the restructuring of the Company to discontinue its contract manufacturing operations and focus on licensing and contract development, the Company reduced its monthly cash operating costs from approximately $450,000 per month to $200,000 per month. However, the Company's losses are expected to continue until such time as the Company is able to increase sales of FLASHBACK proprietary products and/or obtain licensing, royalty and development revenues sufficient to cover fixed costs of operations. Should the Company be unable to accomplish the foregoing and operate profitably, the Company may be forced to reduce or curtail operations. The Company continues to be subject to the risks normally associated with any new business activity, including unforeseeable expenses, delays and complications. Accordingly, there is no assurance the Company can or will report operating profits in the future.


        Sales of and demand for the Company's FLASHBACK recorder and Mobile Office products (including VOICELINK) introduced into the domestic retail channel in September 1996 have not met management's expectations due to a variety of factors including competitive pressure in the portable recording industry and insufficient financial resources to meet the demands of the retail distribution market. However, initial shipments of the foregoing to Sanyo for distribution on an international basis have been positively received. As a result, management has elected to focus on OEM licensing with respect to the NCI Micro OS Imbedded Operating System and Multichip modules and contract development of private label and custom-designed products for computers, dictation systems, computer peripherals and telecommunication equipment. Revenues from licensing, royalties and development services, as well as, continuing sales of the Company's private labeled FLASHBACK and related products are expected to be subject to significant month to month variability resulting from the limited market penetration and license activity to date, the timing and delays associated with OEM new product introductions and the seasonal nature of demand for consumer electronic products. The markets for consumer electronic products are subject to rapidly changing customer tastes and a high level of competition. Demand for the Company's products is expected to be influenced by OEM market success, technological developments and general economic conditions. Because these factors can change rapidly, customer demand for the Company's technology can also shift quickly. The Company may not be able to respond to technical developments by competitors because of the time required and risks involved in the development or introduction of new or improved technology and due to limited financial resources.

        Results of Operations. For the fiscal year ended March 31, 1996, the Company reported revenues of $1.3 million, 76% less than revenues of $5.6 million for fiscal 1995. The decrease in revenues is due to FLASHBACK sales not meeting expectations and not achieving sales levels comparable to prior contract manufacturing revenues. Fiscal 1996 revenues are primarily from sales of FLASHBACK. Fiscal 1995 revenues were primarily from the operations of the contract manufacturing business. A substantial portion of the Company's FLASHBACK revenues have been derived from a limited number of customers. The loss of certain large customers or a decline in the economic prospects of such customers would have a further adverse effect on the Company.

        For fiscal 1996, the Company reported a gross loss of $3.1 million or 232% of revenues, as compared to a gross loss of $1.1 million or 20% for fiscal 1995. The decrease in gross profit in fiscal 1996 was due to the Company's reduction of contract manufacturing and minimal sales of the FLASHBACK while fixed manufacturing overhead related to cost of sales plus the cost of product exceeded the revenues generated by sales of FLASHBACK. Also in the first quarter of fiscal 1996 cost of sales included $980,000 representing the cost of 7,000 discontinued FLASHBACK units sold to Active Media Services, Inc., an independent media trading firm. These units were sold in exchange for $1,172,500 of media trade credits and 50% of the cash proceeds realized on the ultimate sale of the units. The Company recognized no prepaid asset nor any revenue in connection with the trade credits since their use requires certain matching cash payments and the Company's ability to continue as a going concern is in substantial doubt. In addition, the amount of cash to be received on the ultimate sale of the units can not be reasonably estimated. Accordingly, the Company intends to recognize future revenue from the trade credits only when ascertainable economic value is realized from their use or cash proceeds are received from the ultimate sale of the units.

        During fiscal 1995, the contract manufacturing operation experienced high manufacturing costs due to FLASHBACK startup costs, low margin turnkey and consignment orders and an increased mix of through-hole printed circuit boards which required more hand placement of components (which increased labor costs with no corresponding increase in revenues). In fiscal 1996, the Company reconfigured its operations in light of the FLASHBACK developed products and significantly downsized its contract manufacturing business. The Company expects to report gross losses until product sales and/or margins improve sufficiently to cover manufacturing overhead. The Company's strategies to produce positive margins includes increasing volume of existing products and adding new products, improving pricing, reducing manufacturing costs, obtaining additional contract manufacturing business, and obtaining new revenues from the OEM division. There can be no assurance the Company can achieve positive gross margins.

        Total operating expenses (including research and related expenditures, selling and administrative and interest expense less interest income) were $4.9 million for the fiscal year ended March 31, 1996 as compared to $5.9 million for fiscal 1995. Operating expenses for the fiscal year 1996 decreased by $1.0 million primarily due to a concerted effort to reduce expenses, while manufacturing and selling the FLASHBACK. The material changes and reasons for the changes from fiscal 1996 compared to fiscal 1995 were: a decrease in legal fees and settlements of $263,000 (the decrease was due to a reduction of settlements and legal fees being paid in the current fiscal year), a decrease in salaries of $100,000 (the Company reduced staffing due to financial constraints), a decrease in finders fees of $130,000 (a large line of credit was established in the prior year where a finders fee was paid), a decrease in public relations of $60,000 (the Company has reduced outside public relations internally assuming many of these duties), and a reduction of other advertising, promotions and trade show expenses of $80,000 (associated with the prior year new product launch), offset by an increase associated with a $120,000 refinancing fee on the convertible note. Research and related expenditures (associated with new product development) were $1 million for fiscal 1996, as compared to $1.9 million for fiscal 1995 which included intensive FLASHBACK development costs. The research and development associated with new products, although subject to quarterly variations, are expected to continue at recent levels.

        In August 1989, the Company acquired American Surface Mounted Devices ("ASMD") which provided the contract manufacturing operations. In light of the Company's decision to significantly downsize manufacturing operations during fiscal 1996, the carrying value of the remaining goodwill associated with the purchase of ASMD was determined by the Company to be in question and the Company subsequently wrote off the unamortized balance of $0.2 million in March 1996.

        The Company reported an operating loss of $8.3 million for fiscal 1996, as compared to an operating loss of $7.1 million for fiscal 1995.

        Liquidity and Capital Resources. At March 31, 1996, the Company had working capital of $1.1 million, compared to working capital of $1.7 million at March 31, 1995. The Company had approximately $3.2 million of working capital invested in inventories at March 31, 1996, compared to approximately $2.7 million at March 31, 1995 with the increase due to FLASHBACK components. The decrease in working capital was a result of the Company's continuing losses which had consumed working capital during the period. The Company also exhausted its available credit under its credit line during such period which was converted to a fixed note, as discussed below. Approximately $6 million in cash was used in operating activities by the Company for the year ended March 31, 1996. The Company's current cash position is insufficient to enable the Company to meet either its obligations to creditors or its on-going expenses beyond approximately three months.

        On October 17, 1995, the Company executed a Loan Modification Agreement with CVD, regarding a line of credit. The Loan Modification Agreement, which had an effective date of August 1, 1995, provided for (i) the extension of the maturity date of the loan (the "Loan") to January 31, 1996, (ii) a reduction in the interest rate charged by CVD from prime rate plus seven percent (7%) to prime rate plus two percent (2%), (iii) the waiver by CVD of certain events of default which had occurred, (iv) the issuance of 75,000 shares of the Company's common stock, to CVD, (v) the issuance of a new warrant to CVD to purchase 200,000 shares of Common Stock at $2.00 per share, (vi) the repricing of existing warrants to purchase 450,000 shares of Common Stock to $1.75 per share, (vii) the issuance of an option to acquire up to 300,000 shares of JABRA Corporation ("JABRA") common stock at a price of $1.50 per share, (viii) the grant of certain conversion rights to CVD to enable CVD to convert at anytime prior to repayment all or any portion of the outstanding principal balance of the Loan (including accrued but unpaid interest) into shares of Common Stock at the lesser of (a) $1.50 per share or (b) following the occurrence of an event of default, the higher of $1.00 per share and the average closing price for the 20 days preceding the date of notice of an event of default, and (ix) in the event CVD becomes the holder of not less than 1,000,000 shares of Common Stock, to nominate and appoint one director to the Company's board of directors. Substantially all of the assets of the Company and its subsidiary (including JABRA shares) were pledged to CVD as collateral for the amounts loaned and the Company was prohibited from incurring additional indebtedness without CVD's prior consent. In addition, as a result of the Loan Modification Agreement, the loan became non-revolving (i.e. no additional funds could be borrowed prior to maturity) and 50% of the net proceeds from any equity financing had to be used to pre-pay the loan.

        On October 17, 1995, the Company paid CVD $429,000, reducing the outstanding principal balance of the note to $2,703,646. On January 8, 1996, the Company made an additional $518,100 principal payment on the note. On February 1, 1996 the Company obtained an extension of the convertible note to April 30, 1996 in consideration of an extension fee of $33,155 which was added to the principal balance of the note.

        In March 1996, the Company obtained $3 million from a convertible debt financing (by June 30, 1996 all the debt had been converted to Common Stock), and used the proceeds to make the April principal payment on the CVD convertible note as well as to provide short-term working capital. In June 1996, the Company obtained $2.4 million in funds from a private placement of securities and used the proceeds for a $1.1 million principal payment on the CVD convertible note (reducing the outstanding balance to approximately $0.3 million) with the balance allocated for working capital. In July and August 1996, the Company obtained additional equity from the private placement of securities for cash of approximately $3.1 million. On July 31, 1996 the Company retired the remaining $307,416 obligation related to the demand loan payable to CVD. As a result of these transactions, as of September 30, 1996, the Company had no long-term debt nor any bank lines of credit or related financing facilities.

        On June 7, 1996, the Company closed a private placement of Common Stock and Warrants and received gross proceeds of $2,500.000. The purchase price for the 2,420,143 shares of Common Stock was $.70. The five warrants (sold at a face value of $805,000) are convertible into common stock (without additional consideration) in an amount equal to the face value of the warrant divided by the lesser (i) $.70 per share or (ii) a 30% discount to the average closing bid price for the shares for the five days prior to (but not including) the conversion date. The purchases were granted certain demand and piggyback registration rights under certain conditions. The private placement was effected through Iaccoca Capital Partners, L.P. acting as a placement agent who was paid a fee of 7% in cash and granted a Warrant to purchase 401,924 shares of Common Stock at an exercise price of $.9875 per share through July 31, 2001.

        On July 31, 1996 and August 7, 1996, the Company closed an additional private placement and received gross proceeds of $3,170,000. The purchase price for the 245,931 shares of Common Stock sold was $.69125. The seven Warrants (sold at a face value of $3,000,000) are convertible into Common Stock (without additional consideration) in an amount equal to the face value of the Warrant divided by the lesser of (i) $.69125 per share or (ii) a 30% discount to the average closing bid price for the shares for the five days prior (but not including) the conversion date. The purchasers were granted certain demand and piggyback registration rights under certain conditions. The private placement was effected through Greystone Capital, Ltd., with fees (including finders' fees) of 10% being paid in cash.

        The Company will require additional capital within the next three months to meet its debts as they become due and to continue as a going concern. The Company will also require additional working capital to finance production and sales of its proprietary products. Successful commercialization of proprietary products and the introduction of the PVP-2000 will require additional working capital. The Company estimates that at current expenditure levels and projected working capital requirements, after reflecting the private placements described above, it will require a minimum of an additional $3 million to continue operating for the next twelve months without any contribution from operations. The existing business may be able to generate some of the additional funding required depending on proprietary product results, success in obtaining contract manufacturing business and the ability of the OEM division to generate revenues, however there can be no assurance thereof. The Company is currently pursuing various alternatives to meet its needs for additional capital. There can be no assurance the Company will be successful and any such financing may be dilutive to current shareholders. The failure to raise additional funds could have a material adverse effect on the Company and could force the Company to reduce or curtail operations.

        Changes in Cash. For the fiscal year ended March 31, 1996, net cash decreased $0.4 million. Cash used in operating activities was $6.0 million. Major components using cash were a net loss of $8.3 million, and an increase in inventory of $0.6 million. The increase in inventory resulted from a build-up of finished goods and raw materials. Major components providing cash were an increase in accounts payable of $1.3 million, depreciation and amortization (including the write-off the unamortized balance of goodwill) of $0.8 million and the reduction of trade payables, other liabilities and loans of $0.4 million through issuance of stock. The major components of cash provided by financing activities were proceeds from issuance of shares of $3.5 million and proceeds of $3.0 million from issuance of convertible notes payable.


        Comparison of Nine Months Ended December 31, 1996 and Nine Months Ended December 31, 1995. For the first nine months of fiscal 1997, the Company reported revenues of $764,710, 45% less than revenues of $1,379,698 for the first nine months of fiscal 1996. For the three months ended December 31, 1996, revenues were $463,167 compared to $573,095 for the same quarter of the prior year. The decrease in revenues is due primarily to reduced FLASHBACK sales compared to the prior year. Sales for the prior period included some initial stocking orders by retailers. A substantial portion of the Company's FLASHBACK revenues have been derived from a limited number of customers. Revenue for the third fiscal quarter of 1997 included $214,250 of OEM revenue. The Company's future revenues are expected to consist primarily of license and royalty fees and contract development services.

        For the first nine months of fiscal 1997, the Company reported a gross loss of $1,012,414 as compared to a gross loss of $1,887,049 for the first nine months of fiscal 1996. The gross loss for the third fiscal 1997 quarter was $264,639 compared to a gross loss of $501,247 for the third fiscal 1996 quarter. Gross losses are due to the minimal sales of the FLASHBACK product while significant fixed manufacturing overhead related to cost of sales (primarily facility and equipment costs) plus the cost of product continued to exceed the revenues generated by sales. The first quarter of fiscal 1996 cost of sales included $980,000 representing the cost of 7,000 discontinued FLASHBACK units sold in exchange for $1,172,500 of media trade credits. The Company recognized no prepaid asset nor any revenue in connection with the trade credits. The second quarter of fiscal 1997 included the write-down of approximately $178,850 of inventory no longer usable due to technical changes in FLASHBACK models. In connection with the Company's restructuring, it is disposing of first generation FLASHBACK materials and inventory, with some products expected to be sold to OEM licensees of the Company's FLASHBACK technology. There can be no assurance the Company can achieve positive gross margins in the future.

        Total operating expenses (including research and related expenditures, selling and administrative, restructuring costs and interest expense less interest income) were $5.6 million (including a $1.5 million restructuring charge) for the nine months ended December 31, 1996 as compared to $3.6 million for the nine months ended December 31, 1995. Total operating expenses for the third fiscal quarter of 1997 were $2.7 million (including the $1.5 million restructuring charge) compared to $1.2 million for the second fiscal quarter of 1996. Selling and administrative expenses increased in the first nine months of fiscal 1997 to $2.5 million compared to $2.6 million for the comparable period of the prior year. The increase of $0.9 million in the current nine month period included an increase in personnel and consulting of $510,000 due primarily to additional sales and marketing personnel, $65,000 costs of an office in U.K., a $65,000 increase in marketing travel, and a $185,000 increase in legal and related costs primarily associated with financing, registration and regulatory activities and general increases in other administrative expenses as compared to the prior period.

        Research and development costs were $634,254 for the first nine months of fiscal 1997, as compared to $743,769 for the first nine months of fiscal 1996 which included $370,000 of FLASHBACK pre-production development costs. Excluding this item, the $260,000 increase in the current period resulted primarily from a $100,000 increase in personnel costs due to increased staffing and a $115,000 increase in outside design and consulting cost. Research and development costs are subject to significant quarterly variations depending on the use of outside services and the availability of financial resources.

        The Company recorded a restructuring charge of $1,495,500 in December 1996 which included a $989,500 inventory writedown, $98,500 in losses on purchase commitments, $47,000 in severance costs, a $310,500 loss on disposal of manufacturing equipment and $50,000 related to facility reduction and other costs. At December 31, 1996 a total of $506,000 was accrued relating to the restructuring charges which is expected to be substantially completed by fiscal year end (March 31, 1997). The restructuring charge is a result of the change in the Company's operations due to the discontinuation of contract manufacturing services and the decision to focus on OEM and licensing activities related to the Company's FLASHBACK technology. Licensing to OEMs relates primarily to the Company's core digital flash memory audio recording technology. The impact of the discontinuation of the contract manufacturing services is not anticipated to adversely impact or decrease future revenues and profits, given that the Company never successfully recaptured contract manufacturing customers after converting the contract manufacturing operation to exclusively produce the Company's FLASHBACK product in December 1994.

        As a result of the restructuring and reduction in personnel, the Company has reduced monthly cash operating costs from approximately $450,000 per month to $200,000 per month.

        The Company's interest expense for the nine months ended December 31, 1996 was $78,599, a reduction from $290,991 for the prior period resulting from the retirement of demand loans and other interest bearing debt outstanding during fiscal 1996 and 1997 and more reliance on equity to finance operations.

        The Company reported a net loss of $3.0 million for the third quarter of fiscal 1997, as compared to an operating loss of $1.7 million for the third quarter of fiscal 1996 with the increase due primarily to the restructuring charge and increased research and development expenses offset in part by a reduced gross loss. For the nine months ended December 31, 1996 the operating loss was $6.6 million compared to $5.5 million for the prior period.

        At December 31, 1996, the Company had working capital of $189,826, compared to working capital of $1.1 million at March 31, 1996. The Company had approximately $2.1 million of working capital invested in inventories at December 31, 1996. As of such date, the recorded value of inventory related to the Company's FLASHBACK family of products is anticipated to be shipped within the next nine months to fulfill current contractual private label agreements. The decrease in working capital is a result of the Company's continuing losses which consumed working capital during the period. Approximately $5.6 million in cash was used in operating activities by the Company in the nine months ended December 31, 1996 which included a $0.7 million reduction in accounts payable and accrued liabilities and a $0.3 million increase in accounts receivable.

        During the first nine months the Company retired the $2,185,546 obligation related to the demand loan payable to CVD financial Corporation ("CVD"). During the first fiscal quarter, $3 million of long-term convertible notes, plus accrued interest, were converted into common stock. The Company has no long-term debt nor any bank lines of credit or related financing facilities. During the first nine months of fiscal 1997, the Company obtained equity from the sale of common stock and pre-paid warrants for net cash proceeds of $5.1 million.

        Given the Company's cash position and assuming the rate of revenues and expenditures and level of operations after the restructuring, the Company will require additional capital within the next 2 months to meet its debts as they become due and to continue as a going concern. The Company is currently financing its operations from the sale of equipment and inventory and from funds received from OEM agreements. The Company estimates that at current expenditure levels and projected working capital requirements it will require a minimum of an additional $1 million to continue operating for the next twelve months without any contribution from operations. The existing OEM and licensing business may be able to generate some of the additional funding required depending on the ability of OEM and licensing activities to generate revenues, however there can be no assurance thereof. The Company is currently pursuing various alternatives to meet its needs for additional capital. There can be no assurance the Company will be successful and any such financing may be dilutive to current shareholders. The failure to raise additional funds could have a material adverse effect on the Company and could force the Company to further reduce or curtail operations.

        The Company may, from time to time, seek additional funds through lines of credit, public or private debt or equity financing. The Company estimates that it will require additional capital to finance future developments and improvements to its technology. There can be no assurances that additional capital will be available when needed.

        For the nine months ended December 31, 1996, net cash decreased by $2.8 million. Cash used in operating activities was $5.6 million. Major components using cash were a net loss of $6.6 million after depreciation and a decrease in other accounts payable and accruals of $0.7 million. The major component of cash provided by financing activities was proceeds from issuance of common shares and pre-paid warrants of $5.1 million less $2.2 million used to retire the obligation on the demand loan payable.

        Management's Plans for Improving Operations. Management has undertaken steps as part of a plan to improve operations with the goal of sustaining the Company operations for the next twelve months and beyond. These steps include
(i) re-focusing the Company on a family of products, technology components and software and not having the Company be reliant on a single recorder product;
(ii) expanding the Company's private label product offering by introducing a computer interface VOICELINK which allows FLASHBACK recorder to interact with a personal computer, and communicate with other computers via the internet; (iii) repositioning the core retail product, the FLASHBACK recorder, at the computer peripheral and telephony markets; (iv) building a sales and marketing infrastructure to focus on the OEM markets; and (v) reducing overhead and operating expenses by discontinuing its contract manufacturing services. The Company's next generation retail product, the Mobile Office began shipping in October 1996. The Mobile Office includes the Company's FLASHBACK recorder, 36 minute SOUNDCLIP, VOICELINK (which links the FLASHBACK to a personal computer) and the related software.

        The Company is actively developing a number of licensing, private label and OEM opportunities and has signed agreements, as of February 1997, with Sanyo Information Systems UK Ltd. and with Lanier Worldwide, Inc. Due to the Company's high manufacturing overhead, the Company expects to report gross losses until product sales and/or margins improve sufficiently to cover the overhead. The Company's strategies to produce positive margins includes increasing the volume of existing products and adding new products such as Mobile Office, reducing manufacturing cost, and obtaining new revenues from OEM and licensing agreements with companies like Sanyo and Lanier. The Company believes the successful implementation of these steps will bring the Company to profitability within the next twelve months, however, there can be no assurances that the Company can successfully implement its plan to improve operations and/or achieve positive gross margins in the future.



        Future Commitments and Financial Resources. The Company's future commitments are related to its capital and operating leases (see footnote 12 to the financial statements). The Company is selling a significant portion of its manufacturing equipment and retiring leases accordingly. Estimated remaining commitments are included in the cash requirements discussed above. The Company is currently in arrears and in breach of payment obligations totaling $0.6 million for a capital lease. The Company, however, has not received notice of default from the lessor and plans to dispose of the equipment.



        The Company is committed to purchase orders providing for the future delivery of components in accordance with production schedules. Generally, these orders may be canceled or extended should production schedules change, however, purchase orders for customized components often involve vendors less willing to cancel purchase orders although generally open to extensions or modifications which are common to the industry. The Company has accrued $98,500 to settle outstanding commitments in this regard. Should production be further curtailed or cease, then the Company could become liable for outstanding purchase orders and the liability could be material.


        If in the future, operations of the Company increase significantly, the Company may require additional funds. The Company might also require additional capital to finance future developments, acquisitions or extraordinary expansion of facilities. The Company currently has no plans, arrangements or understanding regarding any acquisitions.


        Possible Inability To Continue As A Going Concern. The Company has suffered recurring losses from operations. This factor, in combination with (i) the Company's reliance upon debt and new equity financing to fund the continuing, increasing losses from operations and cash flow deficits, (ii) substantial inventory buildup during the fiscal 1995 and fiscal 1996 consisting of raw material, components and finished product to be utilized in the manufacture and sale of its FLASHBACK product and material decline in inventory turnover, (iii) materially increased net losses and cash flow deficits from operations during fiscal 1996 and to date in fiscal 1997 and (iv) the likelihood that the Company may be unable to meet its debts as they come due, raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon its ability to obtain adequate financing and achieve a level of revenues adequate to support the Company's capital requirements, as to which no assurance can be given. In the event the Company is unable to continue as a going concern, it may elect or be required to seek protection from its creditors by filing a voluntary petition in bankruptcy or may be subject to an involuntary petition in bankruptcy. To date, management has not considered this alternative, nor does management view it as a likely occurrence.

                                    BUSINESS

        THE FOLLOWING DISCUSSION CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY. SEE "RISK FACTORS - IMPORTANT FACTORS RELATED TO FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS."

        The Company is a holding company which, through its wholly owned California subsidiary, NCI, is engaged in a single industry segment: the development, manufacture and marketing of electronic products. The Company was incorporated under the Company Act (British Columbia), Canada on February 11, 1988 under the name 340520 B.C. Ltd. The Company changed its name to Norris Communications Corp. on April 7, 1988 and on November 22, 1994 the Company continued its jurisdiction of incorporation from British Columbia to the Yukon Territory. The Company further continued its jurisdiction of incorporation to Wyoming on August 30, 1996 and on September 4, 1996 reincorporated into Delaware. Through NCI the Company is involved in (i) marketing its FLASHBACK(TM) technology, a proprietary method for information storage and retrieval and (ii) using its state-of-the-art electronic manufacturing facility to manufacture its proprietary products and provide contract manufacturing services for others. The Company also holds as an investment 1,033,334 common shares (approximately 13.2%) of JABRA. JABRA is a developer and manufacturer of communication products for desktop, mobile and wireless applications.

        The address of the Company's principal executive office is 12725 Stowe Drive, Poway, California 92064 and its telephone number is (619) 679-1504. The Company's primary operating facilities are located at that address. The Company presents its consolidated financial statements in United States dollars.

        History. The Company, through a predecessor corporation, was started in 1988 based on a new technology that its founder Elwood G. Norris had developed while researching and developing headset/microphone alternatives for NASA. The successful combination of a speaker and microphone was developed into the EarPHONE(TM) product line, now owned by JABRA.


        In August 1989, the Company acquired ASMD, subsequently merged into NCI. This acquisition enabled the Company to become a regional full-service independent supplier of turnkey manufacturing of circuit board assemblies, systems and subsystems, to OEM's in the computer, defense, telecommunications and medical industries. Since acquiring ASMD, the Company has invested over $2.5 million in equipping a new 31,000 square foot manufacturing and administrative facility. Prior to the late fiscal 1995 launch of the first FLASHBACK technology product, a personal digital recorder, ASMD's contract manufacturing services accounted for substantially all of the Company's revenues. During the 1996 fiscal year, due to the startup of the manufacturing of the FLASHBACK recorder, the Company scaled back certain contract manufacturing services. As the Company develops and expands its FLASHBACK technology product line and develops or acquires new technologies, it is management's strategy to utilize its strong printed circuit board assembly capability to produce components by combining added-value technology with added-value manufacturing.


        On January 15, 1993, the Company sold 300,000 common shares of JABRA stock for $750,000, and JABRA sold 500,000 newly issued common shares with warrants for $1.25 million. The Company retained 2,300,000 common shares or 74.2% of JABRA stock and the Company agreed to surrender operating control of JABRA pursuant to the stock sale agreement. On July 15, 1993, the Company sold an additional 500,000 common shares for $1.625 million and JABRA sold 1,000,000 newly issued common shares for $3.25 million. The Company's 1,800,000 common shares represented 42.8% of the outstanding shares of JABRA and as a result of the lack of operating control, the Company ceased consolidating JABRA's operations and recorded its investment on the cost basis because it no longer has significant influence over the operations of JABRA. At March 31, 1996 the Company had a zero cost basis in its 1,800,000 JABRA common shares. During fiscal 1995 and 1996, JABRA reported to the Company the sale of 1,154,671 newly issued common shares for proceeds of $4.0 million. On or about December 31, 1996 and January 2, 1997, the Company sold 766,666 common shares of JABRA stock for $230,000. As a result of these transactions, the Company's ownership in JABRA at January 15, 1997, represented by 1,033,334 common shares is 13.2% (or 11.6% on a fully diluted basis).

        The Company's FLASHBACK Technology. During 1993 the Company invented and commenced development of advanced digital recording technology that does not involve mechanical moving parts. Although various digital techniques have been adapted to sound recording and reproduction, such as compact disc players and digital tape recorders, these devices still utilize mechanical techniques for moving the storage media as well as positioning the read/write head in the case of compact discs. The Company's technology is designed to substitute all solid state electronic control for traditional mechanical functions and magnetic media. The technology developed integrates a sophisticated micro-processor based control system, digital signal processing ("DSP"), sophisticated digital/analog and analog/digital conversion along with advanced data compression and non-volatile storage media (flash memory) to produce a no-moving-parts recording scheme with advanced features and capabilities.

        Management believes the newly developed proprietary technology for information storage lends itself to a broad array of product applications. Through a technique of combining digital signal processing with state of the art compression algorithms and a non-volatile storage array all managed by a microcontroller, it is possible to store data without the need for magnetic media such as is presently used in audio/video tape recording equipment as well as computer hard drives and diskettes. Since there are no moving parts, there are correspondingly no motors, belts, or other control devices required. All functions associated with devices designed around this new technology can be operated by existing microprocessor control devices. The prices of various forms of storage arrays, and specifically flash memory chips, continue to decline making more applications utilizing the Company's proprietary technology cost effective.

        In addition to improved voice recorders, the Company believes the technology may have applications in a wide range of products including pagers, answering machines, telephones, compact disc quality sound recordings and for the storage of pictures and video images.

        Current Product. The Company's first digital recording technology product is the FLASHBACK portable digital voice recorder. The FLASHBACK is a self contained miniature hand held voice recording device with features unavailable in conventional tape recorders. In addition to standard features such as playback, recording, fast forward and reversing functions, the FLASHBACK recorder provides the ability to electronically insert, delete, or edit the content of messages/recordings, to randomly access recordings instantly and play back at high or low speed without changing voice pitch.

The FLASHBACK personal digital recorder is approximately the size of a half deck of playing cards, weighs less than three ounces and is ergonomically designed to fit in the palm of a user's hand. FLASHBACK has two controls (from which all major functions are controlled) plus a volume control and two light emitting diodes ("LED's"), one serving as a power indicator and the other as a record indicator. The FLASHBACK runs on two AAA batteries.

        All the sound information on a FLASHBACK is stored on a removable, interchangeable, playback/recording media (SOUNDCLIP(TM)) that functions similar to a tape cassette in a conventional cassette recorder. SOUNDCLIPs are solid-state non-volatile storage devices developed by the Company. SOUNDCLIPs utilize state-of-the-art flash memory chips as the storage medium and they retain recorded information, even in the absence of applied power. This is a major distinguishing feature of flash memory versus traditional random access memory ("RAM") chips which require constant power to retain information. Flash memory has been commercialized by Intel Corporation, from whom the Company is purchasing flash memory chips, although other suppliers are available. Unlike recordings on tape media, information stored on a SOUNDCLIP is unaffected in the presence of magnets and magnetic fields. SOUNDCLIPs are presently available in 18 and 36 minute capacities but longer capacity SOUNDCLIPs are both feasible and planned for longer recording applications.

        SOUNDCLIPs have been designed to be compatible with type II PCMCIA (Personal Computer Memory Card International Association) card slots, common to portable personal computers and personal digital assistant ("PDA") devices allowing the future connection between voice recordings and computers.

        Additional FLASHBACK Products For Commercial Marketing in Fiscal 1997. In October 1996 the Company completed testing and commenced initial commercial
shipments of its VOICELINK (formerly named SOUNDLINK) product.   VOICELINK is
an accessory to the FLASHBACK product, a computer peripheral which plugs into the PC card slot common to personal computers and personal digital assistant
(PDA) devices, which incorporate a port for the VOICELINK. Management anticipates that VOICELINK will allow up to 36 minutes of recorded information to be downloaded to the hard drive in under two seconds. This introduces the concept of the voice memo, which can be transmitted to other PCs over existing networks including the Internet. Recipients will hear the original recording, including voice quality and inflection, through their computer's sound card, and by sending voice memos, users save nine tenths of the time it would take to type the same information. In the near future, as standards are established, automatic 'voice to text' transcription and automatic language translation is expected to be possible which will enhance the value of voice memos.


        MOBILE OFFICE PACKAGE: In October 1996, the Company also completed testing and commenced initial commercial shipments of its MOBILE OFFICE PACKAGE, a bundled package consisting of FLASHBACK, SOUNDCLIP, VOICELINK and PC (IBM compatible) computer driver software on a floppy disk.



        NORRIS FLASH FILE SYSTEM(TM) ("NFFS"): A developmental tool that lends itself to licensing for a broad range of technological applications. The system stores and manipulates data using a file manager API, and supports compressed voice, image or video as well as conventional file data. Norris' proprietary methods compress sound or video into digital form and structure the data specifically for flash memory. Although flash memory can be difficult to integrate, it is preferred to other types of solid state memory because of its large capacity, low power requirements, and internal stability. The feature-rich system was created to painlessly overcome the intricacies of dealing with flash memory. Unlike other flash file systems, the Norris system can support an unlimited number of files, directories, and / or subdirectories, requiring no ATA or portable computer (PC) Card support hardware or software. The use of flash memory is seen by the Company as the most practical solution for storing data on removable and interchangeable modules, given that other memory technologies either require battery back-up, draw too much power, are physically too large, or are mechanically or magnetically sensitive. The NFFS is particularly well suited for use with multimedia data in a flash memory environment, but can be adapted for use with other types of memory if desired.


        MULTI-CHIP MODULE ("MCM"): As part of the development of FLASHBACK, the Company developed a MCM which it is marketing as a resource to system developers. The MCM contains a microprocessor, digital signal processor, firmware and software. Available already sub-assembled in a very compact format, the MCM integrates all the basic core processing functions needed to implement a digital recording device. As of December 1996, the Company estimates that the product development was 70% complete.


        PVP-2000(TM): The next generation of FLASHBACK recorder, scheduled to be available to enter the market on a private label or OEM basis during calendar 1997. In addition to the digital recording features showcased in the FLASHBACK, the PVP-2000 will incorporate a liquid crystal display ("LCD") screen to display the number and length of messages, a calendar/clock function to set alarms and reminders, longer recording capacity, and a built-in pager. The PVP-2000 is also expected to link with PCs and allow downloading of recorded and received material.


        Markets for the Company's Products and Technology . The United States retail market for the Company's consumer products (FLASHBACK, SOUNDCLIP, VOICELINK, and PVP-2000) includes 32 million mobile professionals, owners, managers and entrepreneurs. Of those, 71% are computer literate, 45% use e-mail, 27% use cellular phones, and 28% use pagers. In general, these professionals spend at least 20% of their time away from the office. They see portable technology as critical to their success. They drive the usage, purchase, and acceptance of mobile information technology among their colleagues, peers and others.


        The mobile professional, along with telecommuters and professionals conducting business out of a small office or home office, are the main markets for Norris' private labeled FLASHBACK recorder and the MOBILE OFFICE PACKAGE comprising a FLASHBACK, SOUNDCLIP, and VOICELINK.

        The OEM and licensing market for the Company's products includes companies and individuals preparing to use flash memory in their systems and/or products. These potential customers and partners span a number of industries including mobile telecommunications, mobile computing, office products, consumer electronics, etc. The MCM module and the NFFS can be incorporated into two-way voice pagers, digital recorders, cellular in-phone answering machines or voice mail systems, set top boxes, flight data recorders, conference phone recorders, surveillance devices, and digital dictation systems, among others. The common factor in many of these products will be the need to store data in compressed format, while keeping it accessible and safe. Another common factor will be a standard form factor such as CompactFlash, being promoted by the 14+ major corporations, including Norris, SanDisk, Polaroid, Eastman Kodak, Apple, Canon, Seagate, Hewlett Packard, NEC, Motorola, Matsushita and Sony, who are members of the CompactFlash Association.


        The Company will similarly private label its consumer products and proprietary technology to selected name-brand companies in the dictation, personal computer, consumer electronics, telecommunications, paging, and other industries.



        The Market and Distribution Channels. The Company's current and planned consumer products, FLASHBACK, SOUNDCLIP, VOICELINK, the MOBILE OFFICE PACKAGE and PVP-2000 are sold through its private label customers to VARs, resellers and external distributors specializing in serving the mobile computing and computer peripheral markets. While existing VARs, resellers and distributors are presently primarily in the United States, the Company has signed contracts for Asian Pacific distribution, and is seeking international distribution partners.



        The Company's core technology, embodied in the NFFS and MCM, is being sold through OEM, partnership, private label and licensing agreements prospected internally by the OEM sales division.






        Manufacturing. In fiscal 1995 the contract manufacturing services accounted for over 90% of the Company's consolidated revenues. However in fiscal 1996, the Company reconfigured its operations in light of the FLASHBACK developed products and significantly downsized its contract manufacturing business which contributed 18% of total consolidated revenues for fiscal 1996.


        During fiscal 1996, the Company utilized its contract manufacturing experience to manufacture the FLASHBACK for its own account, from parts and electronic components purchased from regular distribution channels.


        The Company plans on completing a make versus buy analysis prior to the production of each new product. The Company will review alternatives for contracting with other manufacturing facilities to produce its products and will select, when warranted, organizations who will provide a lower unit product cost than internal manufacturing, a secondary source of supply, and/or additional capacity.


        Major Customers. During the fiscal year ended March 31, 1995, IVAC Corporation accounted for 31% of total revenues. No other customer accounted for more than 10% of revenues in fiscal 1995. For the fiscal year ended March 31, 1996, two customers The Sharper Image and The Good Guys accounted for 10% each of total revenues. The Company has not had enough FLASHBACK marketing history and experience to determine if it will be reliant on a small number of customers.

        Competition. There is no known competition with regard to a hand held digital voice recorder that offers the ability to download recorded sound and data information to a computer in compressed format. However, without the VOICELINK device, the FLASHBACK is frequently compared to the "note taker" type of products which offer limited recording capabilities and feature sets. The MOBILE OFFICE PACKAGE will be competing with companies that sell traditional dictation/transcription devices. The success of product will depend greatly on how the end user plans to utilize the product or technology. The Company maintains a clear advantage in its solid state removable recording technology. If the product is to be utilized for sending voice messages across the Internet, there is no currently competitive product.

        The Company further believes its existing know-how, issued contracts, present pending patent applications, customized components, existing copyrights, trade secrets and potential future patents and copyrights, will be significant in enabling it to compete successfully.

        Barriers to entry by new competitors are not significant and new competitors in consumer electronics are continually commencing operations. The technology of electronics and electronic components, features and capabilities is also rapidly changing, in many cases causing rapid obsolescence of existing products and technologies. Although the Company believes it has a technological advantage at the present time, there can be no assurance that it can successfully exploit or maintain this technological advantage in the future.

        Patents, Trade names and Copyrights. The Company owns one patent protecting its products. The Company has applied for additional multiple pending patent applications with multiple claims on innovations in audio and other forms or recording. The Company's software is subject to copyrights and pending patent applications. The patent position of any item for which the Company has filed a patent application is uncertain and may involve complex legal and factual issues. Although the Company is currently prosecuting multiple patent and trademark applications with the U.S. Patent and Trademark Office and also has filed certain international patent applications corresponding to its U.S. patent applications, the Company does not know whether any of its applications will result in the issuance of patents, or, for any patents issued, whether they will provide significant proprietary protection or will be circumvented or invalidated. Additionally, since an issued patent does not guarantee the right to practice the claimed invention, there can be no assurance others will not obtain patents that the Company would need to license or design around in order to practice its patented technologies, or that licenses that might be required would be available on reasonable terms. Further there can be no assurance that any unpatented manufacture, use, or sale of the Company's technology or products will not infringe on patents or proprietary rights of others. The Company however has made reasonable efforts in the design and development of its products not to infringe on other patents.

        The Company also relies on trade secret laws for protection of its intellectual property, but there can be no assurance others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets or disclose such technology, or that the Company can protect its rights to unpatented trade secrets.

        The Company also has filed a number of trademark applications with the U.S. Patent and Trademark Office. The Company has received notification of allowance from the United States Patent Office for use of FLASHBACK as a registered trade name. The Company believes the trademark on FLASHBACK to be significant to its operations and the loss or infringement of the name could have an adverse impact on operations.

        The Company intends to make every reasonable effort to protect its proprietary rights to make it difficult for competitors to market equivalent competing products without being required to conduct the same lengthy testing and development conducted by the Company and not use any of the Company's innovative and novel solutions to the many technical obstacles involved in portable recording using Flash memory.

        Employees. As of December 31, 1996, the Company, through its wholly owned subsidiary NCI, employed approximately 40 employees of which 21 were production, four were sales/customer service, five were research and development, five were accounting/MIS and three were administrative officers. None of the Company's employees are represented by a labor union, and the Company is not aware of any current efforts to unionize the employees.

Management of the Company considers the relationship between the Company and its employees to be good.

        Government Regulation. The Company's manufacturing operations are subject to certain federal, state and local regulatory requirements relating to environmental, waste management, health and safety matters and there can be no assurance that material costs and liabilities will not be incurred or that past or future operations will not result in exposure or injury or claims of injury by employees or the public. Some risk of costs and liabilities related to these matters are inherent in the Company's business, as with many similar businesses. Management believes its business is operated in substantial compliance with applicable environmental, waste management, health and safety regulations, the violation of which could have a material adverse effect on the Company. In the event of violation, these requirements provide for civil and criminal fines, injunctions and other sanctions and, in certain instances, allow third parties to sue to enforce compliance. In addition, new, modified or more stringent requirements or enforcement policies could be adopted which could adversely affect the Company.

        Research and Development Costs. For the years ended March 31, 1996 and 1995, the Company spent $1,048,500 and $1,897,000, respectively, on research and development. The Company anticipates it will continue to devote substantial resources to research and development activities.

        Investment in JABRA. The Company owns 1,033,334 common shares of JABRA representing 13.2% ownership (11.6% on a fully diluted basis). Accordingly, the Company exercises no control over the shares of JABRA. JABRA is a private company engaged in developing, manufacturing and marketing cellular, desktop, mobile and wireless communications products. JABRA's principal technology is the patented "all-in-the-ear" EarPHONE technology originally conceived and developed by the Company when JABRA was a wholly owned subsidiary. As a minority shareholder in JABRA, which has reported operating losses since its inception, there can be no assurance as to when or if the Company's remaining shares can produce any financial return to the Company. The Company's investment in JABRA shares is carried on its balance sheet at a cost of nil. CVD continues to have an option (until July 31, 1997) to purchase 300,000 shares at a price of $1.50 per share.

        Description of Property. The Company leases 31,000 square feet of office and manufacturing space, located at 12725 Stowe Drive in Poway, California. This facility was occupied in late December of 1992. The lease expires in 2002.

        Legal Proceedings. The Company is involved in routine litigation incidental to the conduct of its business. There are currently no material pending legal proceedings to which the Company is a party or to which any of its property is subject.

        Miscellaneous. No material portion of the Company's business is subject, at the election of the United States government, to renegotiation or termination of contracts of subcontracts.

        Compliance with federal, state and local provisions enacted or adopted regulating the discharge of materials into the environment, or otherwise related to the protection of the environment, has not had and is not expected to have material effect on the Company's capital expenditures, earnings and competitive position.

        The Company does not have, and has not had in any of its last three fiscal years, any significant export sales or operations outside the United States.

                                   MANAGEMENT

        Directors and Executive Officers. The executive officers and directors of the Company are as follows:

Name                         Age     Position
----                         ---     --------
Elwood G. Norris (1)         57      Chairman of the Board, Chief Executive
                                     Officer and Director

Alfred H. Falk               42      President and Director

Robert Putnam (2)            38      Vice President, Secretary and Director

Kathleen E. Terry            43      Chief Financial Officer and Director

Michael W. Joe               31      Director


____________________________

(1)     Member of the Audit Committee.

(2)     Member of the Compensation Committee.


        Elwood G. Norris - Mr. Norris has been Chairman of the Board of Directors of the Company since 1988. From 1988 to October 1995, he was President and Chief Executive Officer. In October 1995 he was appointed Chief Technology Officer and in January 1997 was reappointed as Chief Executive Officer. Since 1980, Mr. Norris has also been a Director of American Technology Corporation ("ATC") and served as its President and Chief Executive Officer until February 1994. ATC is a publicly held consumer electronic products company, from which the Company acquired JABRA. Since August 1989, he has served as director of Patriot Scientific Corporation ("Patriot") and served as Chairman and Chief Executive Officer until June 1994. From June 1995 until June 1996 when he was reappointed Chairman, Mr. Norris served as temporary President and Chief Executive Officer of Patriot, upon the illness and subsequent death of its Chairman, President and Chief Executive Officer. Patriot is a public company engaged in the development of microprocessor technology, digital modem products and radar and antenna engineering. He invented the patented EarPHONE technology owned by JABRA and is the primary inventor of the Company's digital recording technology. Mr. Norris devotes only part-time services to the Company, approximately twenty hours per week.

        Alfred H. Falk - Mr. Falk was appointed President and a director of the Company in January 1997. Prior to his appointment as President, he served as Vice President, Business Development and Vice President OEM and International Sales for the Company. Before joining the Company, Mr. Falk was with Resources Internationale where he served as Director of U.S. Sales. From 1988 to 1993, Mr. Falk was the Manager, OEM Sales for PCPI in San Diego. Mr. Falk was also an Account Manager at DH Technology. Mr. Falk attended Palomar College in San Marcos and Foothill College in Los Altos, California.

        Robert Putnam - Mr. Putnam was appointed Secretary of the Company in March 1988, and Vice President in April 1993. He was appointed a director of the Company in 1995. He has been a director of ATC since 1984 and also served as Secretary/Treasurer until February 1994 when he was appointed president and Chief Executive Officer of ATC. He has also served as Secretary/Treasurer and a director of Patriot since 1989. Mr. Putnam obtained a B.A. degree in Mass Communications/Advertising from Brigham Young University in 1983. Mr. Putnam devotes only part-time services to the Company, approximately ten hours per week.

        Kathleen E. Terry - Ms. Terry joined the Company as Chief Financial Officer in May 1996 and was appointed a director in January 1997. From March 1995 to May 1996, she was Chief Financial Officer at BioSafety Systems Inc. From April 1992 to March 1995, Ms. Terry held the positions of Corporate Secretary and Chief Financial Officer at IRT Corporation. Prior to joining IRT Corporation, Ms. Terry was a co-founder and Vice President of Finance for Health Vu from May 1991 to March 1992. Previous positions included executive finance positions with Emerald Systems Corporation, Carlisle Corporation and M/A-COM Telecommunications. Ms. Terry obtained her BS in accounting from San Diego State University, her public accounting experience with KPMG-Peat Marwick, and is a certified public accountant.


        Michael W. Joe - Mr. Joe was elected as a director in December 1996. Since January 1997, Mr. Joe has been employed by Fleet Equity Partners, a private investment firm. From 1994 to January 1997, Mr. Joe was a Managing Director of Klein Investment Group, L.P. (formerly Iacocca Capital Partners, L.P.) and a Vice President of ICG, Inc., the General Partner of Klein Investment Group, L.P., Klein Investment Group, L.P. is an investment and merchant bank originally formed by Lee Iacocca, retired Chairman of Chrysler Corporation, two other partners and the Jeffries Group, Inc. Prior to joining Klein Investment Group, L.P., Mr. Joe was a Manager of Strategic Planning for the Walt Disney Company from 1991 to 1994, where he specialized in new business development and acquisitions for the Company's film entertainment division, and from 1987 to 1989 was an investment banker with Salomon Brothers Inc. Mr. Joe holds a Master of Business Administration from the Wharton School at the University of Pennsylvania and a Bachelor of Commerce from Queen's University in Canada.



        Executive Compensation. The following table sets forth for the fiscal years ended March 31, 1996, 1995 and 1994, the cash compensation of the Chief Executive Officer and the four most highly compensated executive officers of the Company who received cash compensation in excess of $100,000 in that year (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                              Annual           Long Term        All Other
                                                              Compensation     Compensation     Compensation
                                                              ------------     ------------     ------------
                                                                                  Options
                                                                               (# of Shares)
 Name and                            Fiscal                                    -------------
 Principal Position                  Year       Salary        Bonus
 ------------------                  ----       ------        -----
 R. Gordon Root, President &         1996       $85,615       $20,000(1)       150,000              -0-
 Chief Executive Officer             1995       $-0-          -0-              -0-                  -0-
                                     1994       $-0-          -0-              -0-                  -0-

 Elwood G. Norris, Chairman          1996       $163,500      -0-              400,000              -0-
 and Chief Technology                1995       $120,384      -0-              -0-                  -0-
 Officer                             1994       $ 47,944      -0-              300,000(2)           -0-


(1) Amount stated reflects fair market value of 13,333 common shares as of the date of grant.

(2) During the fiscal year ended March 31, 1994, options on a total of 192,500 common shares granted in 1993 were repriced and 107,500 new options were granted to Mr. Norris.

         The following table sets forth information with respect to options to purchase shares of the Company's Common Stock granted in the fiscal year ended March 31, 1996 to the Chief Executive Officer and the Named Executive Officer.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                       Individual Grants
-----------------------------------------------------------------------------------------
                                          % of Total
                                          Options
                                          Granted to         Exercise
                         Options          Employees          Price (per       Expiration
        Name             Granted(#)       in Fiscal 1996       share             Date
        ----             ----------       --------------     ----------       -----------
R. Gordon Root           150,000          15.6%              $1.50          10/09/1999

Elwood G. Norris         400,000          41.5%              $3.38           4/03/2000



             AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

         There were no options exercised by the Named Executive Officers during the fiscal year ended March 31, 1996. The following table provides information on unexercised options at March 31, 1996:


                         FISCAL YEAR-END OPTION VALUES

                                   Number of Unexercised                    Value of Unexercised
                                         Options At                        In-the-Money Options At
                                       March 31, 1996                          March 31, 1996
                                       --------------                          --------------
       Name                    Exercisable     Unexercisable           Exercisable     Unexercisable
       ----                    -----------     -------------           -----------     -------------
R. Gordon Root                    50,000        100,000                    $-0-        $-0-

Elwood G. Norris                 700,000            -0-                    $-0-        $-0-


        The Company has not awarded stock appreciation rights to any employee of the Company and has no long-term incentive plans, as that term is defined in United States Securities and Exchange Commission regulations. The Company has no defined benefit or actuarial plans covering any person.

        Compensation of Directors The Company has no other arrangements to pay any direct or indirect remuneration to any directors of the Company in their capacity as directors other than in the form of reimbursement of expenses for attending directors' or committee meetings. However, directors have received in the past and may receive in the future stock or options pursuant to the Company's stock option plans. No options were issued to non-employee directors during the fiscal year ended March 31, 1996.

        Employment Contracts. In September 1995, the Company entered into an employment agreement with Elwood G. Norris, the Company's former President and current Chief Executive Officer and Chief Technology Officer. The employment agreement provides for payment of a base salary of $115,000 per year until October 31, 1997, when the base salary shall automatically increase 10% per year. The employment agreement, which terminates on September 30, 1999, further provides that Mr. Norris (or his estate) shall continue to receive his base salary for a period of not longer than twelve months in the event Mr. Norris is unable to fulfill his duties due to mental or physical disabilities or death. Under terms of the employment agreement, Mr. Norris also is entitled to participate in the Corporation's bonus pool and health insurance plan.

                              CERTAIN TRANSACTIONS

        Elwood Norris, Chairman and Chief Technology Officer of the Company, is also a director of ATC. He is the beneficial owner of 3,281,475 shares of ATC (representing approximately 38% of its issued and outstanding capital) and Robert Putnam, the Vice President/Secretary and a director of the Company is also a director, President and Chief Executive Officer of ATC. He is the beneficial owner of 620,000 shares of ATC (representing approximately 8% of its issued and outstanding shares).

        During the fiscal year ended March 31, 1996, the Company sublet its former operating facility comprising approximately 10,800 square feet at 12800 Brookprinter Place, Poway, California to ATC on a month to month basis. During the fiscal year ended March 31, 1996, ATC paid the Company $60,000 in rent. As of July 31, 1996, the Brookprinter property was leased to an independent third party, and the existing lease was terminated. Commencing on April 1, 1996, the Company commenced providing approximately 2,407 square feet of space at the Company's 12725 Stowe Drive facility and certain support services to ATC at the rate of $3,095 per month. The Company believes that the terms of these arrangements are no less favorable than could be obtained from an independent and unaffiliated party.

        The Company also performs certain contract manufacturing for ATC from time to time on terms the Company believes are comparable to other contract manufacturing customers. During the fiscal year ended March 31, 1996, approximately $68,000 of services were provided by the Company to ATC.


        Conflicts of Interest. Certain conflicts of interest now exist and will continue to exist between the Company and its officers and directors due to the fact that they have other employment or business interests to which they devote some attention and they are expected to continue to do so. The Company has not established policies or procedures for the resolution of current or potential conflicts of interest between the Company and its management or management-affiliated entities. There can be no assurance that members of management will resolve all conflicts of interest in the Company's favor. The officers and directors are accountable to the Company as fiduciaries, which means that they are legally obligated to exercise good faith and integrity in handling the Company's affairs. Failure by them to conduct the Company's business in its best interests may result in liability to them.

        Officer and director Robert Putnam also acts as Treasurer and Secretary of Patriot where he ultimately reports to the Board of Directors of which Mr. Norris is Chairman. Mr. Putnam is also President, Chief Executive Officer and a director of ATC, a company effectively controlled by Mr. Norris. The possibility exists that these other relationships could affect Mr. Putnam's independence as a director of the Company. The Company has not provided a method of resolving this conflict and probably will not do so, partly due to inevitable extra expenses and delay any measures would occasion and partly because Mr. Norris and Mr. Putnam do not represent a majority of the Board of Directors of the Company and do not control the other directors. Mr. Norris and Mr. Putnam are obligated to perform their duties in good faith and to act in the best interest of the Company and its shareholders, and any failure on their part to do so may constitute a breach of their fiduciary duties and expose them to damages and other liability under applicable law. While the directors and officers are excluded from liability for certain actions, there is no assurance that Mr. Norris or Mr. Putnam would be excluded from liability or indemnified if they breached their loyalty to the Company.


                             PRINCIPAL SHAREHOLDERS

        The following table sets forth, as of the date of this Prospectus, information regarding ownership of Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock, by each director and by all executive officers and directors of the Company as a group. All persons named have sole voting and investment power over their shares except as otherwise noted.

                                           Number of                Percent
Name                                       Shares Owned             of Class
----                                       ------------             --------
 Elwood G. Norris                          1,409,838(1)                  6.1%
 Robert Putnam                               200,658(2)                    *
 Alfred H. Falk                               18,000(3)                    *
 Michael W. Joe                                  Nil(4)                    *
 Kathleen E. Terry                            10,000                       *
 All officers and directors
   as a group (5 persons)                  1,638,496(5)                  7.3%

                 *  Less than 1%

_______________________________________

         (1) Includes 225,000 shares owned by ATC as a result of Mr. Norris' 38% beneficial ownership and presently exercisable options to purchase 700,000 shares.

         (2) Includes presently exercisable options to purchase 169,658 shares.

         (3)     Consists entirely of presently exercisable options.

         (4) Excludes presently exercisable warrants to purchase 907,824 shares owned by Klein Investment Group, L.P., of which Mr. Joe is a managing director.

         (5) Includes presently exercisable options to purchase 1,037,658 shares and the 225,000 shares owned by ATC and attributable to Mr. Norris.

                              SELLING SHAREHOLDERS


         The following table sets forth certain information with respect to the Selling Shareholders. Except as set forth below, none of the Selling Shareholders is currently an affiliate of the Company, and none of them has had a material relationship with the Company during the past three years.


                                                                                               Beneficial
                                                                                             Ownership and
                                                                                             Percentage of
                                                  Beneficial         Maximum Number of        Common Stock
                                                 Ownership of         Shares of Common        After Giving
                                                Common Stock at      Stock Offered for         Effect to
                    Name                     February 7, 1997(1)           Sale            Proposed Sale (2)
  -----------------------------------        -------------------     -----------------     -----------------
  Dina Partners, L.P.                              464,000                464,000                 0.00

  Porter Capital Management                        348,000                348,000                 0.00

  EDJ Ltd.                                         116,000                116,000                 0.00
  Irwin Roberts                                    165,880                165,880                 0.00

  Stu Zimmerman                                     87,000                 87,000                 0.00

  Sanwa Bank Trustee for Joe Wizan IRA              82,858                 82,858                 0.00

  Kamren Ghiasi                                     52,500                 52,500                 0.00
  Privatim Finanz AG                               828,572                828,572                 0.00

  Jerome Moss                                      414,286                414,286                 0.00

  Michael Klein                                    282,821                282,821                 0.00

  Michael Klein Trustee Under Agreement             82,858                 82,858                 0.00
  dated 12/22/80 Joyce Faye Klein Trust
  FBO Michael Klein Issue Trust
  Gregory Hookstratten                             165,714                165,714                 0.00

  St. Claire Options Trading, L.P. (3)             941,256                941,256                 0.00

  JMG Management, Inc. (3)                         941,256                941,256                 0.00

  Iacocca Capital Partners, L.P. (3)               332,263                332,263                 0.00

  William Elkus (3)                                156,876                156,876                 0.00
  Richard Bertagna (3)                             156,876                156,876                 0.00

  Kolel Zera Kodesh (3)                            308,365                308,365                 0.00

  Gross Foundation, Inc. (3)                      4,625,474              4,625,474                0.00

  Morgen Christiano & Co., LLC (3)                1,541,825              1,541,825                0.00

  Milton Klein (3)                                  185,019                185,019                0.00

  U.C. Financial Ltd. (3)                           770,912                770,912                0.00
  Steve Katznelson (3)                              750,560                750,560                0.00

  Madison Trading, Inc. (3)                       1,020,762              1,020,762                0.00

  Klein Investment Group, L.P. (4)                  401,924                401,924                0.00

  Higham, McConnell & Dunning                       150,000                150,000                0.00

  Norman Finkelstein                                154,000                154,000                0.00

  Set Marketing On                                   48,000                 48,000                0.00
-------------------------

(1) Based solely upon the review of a shareholder transcript prepared by the Transfer Agent for the Company as of such date.

(2) Assumes the sale of all shares covered by this Prospectus. There can be no assurance that any of the Selling Shareholders will sell any or all of the shares of Common Stock offered by them hereunder.

(3) Beneficial ownership represents the number of shares of Common Stock issuable upon exercise of warrants beneficially owned by such person, assuming that a 30% discount to the average sales price per share of Common Stock for the five trading days preceding February 7, 1997 was used to determine the number of shares of Common Stock into which the warrants may be exercised. The actual number of shares of Common Stock offered is subject to adjustment and could be less or more than the indicated amount depending upon factors which cannot be predicted by the Company at this time including, among others, application of exercise provisions based, in part, on market prices of the Common Stock prevailing during the five trading days immediately preceding the actual day of exercise.

(4) Beneficial ownership represents the number of shares of common stock issuable upon exercise of warrants beneficially owned by such person.

                           DESCRIPTION OF SECURITIES

         The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock $.001 per share par value, and 5,000,000 shares of preferred stock, $.001 per share par value ("Preferred Stock"). As of December 31, 1996, there were 22,788,828 shares of Common Stock issued and outstanding. No shares of Preferred Stock are outstanding.

         Common Stock. Holders of Common Stock are entitled to one vote per share on matters to be voted upon by the shareholders of the Company. Holders of Common Stock do not have cumulative voting rights; therefore, the holders of a simple majority of the outstanding shares of Common Stock will have the right to elect all of the Company's directors. Holders of Common Stock will be entitled to receive dividends when, as and if declared by the Company's Board of Directors and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of the liquidation, dissolution or winding up of the Company, in each case subject to the rights of the holders of any Preferred Stock issued by the Company. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

         Preferred Stock. The Company's Board of Directors has the authority without further action by the stockholders of the Company to issue shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions of those shares. The issuance of Preferred Stock could adversely affect the voting power and economic rights of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company.

         Other Outstanding Options and Warrants. At February 7, 1997, there were options and warrants outstanding under which 12,690,962 shares of Common Stock (subject to adjustment) were issuable. Of this amount, 1,422,658 shares are issuable on exercise of various options and warrants issued to employees and directors of the Company pursuant to compensatory arrangements, 1,770,071 shares are issuable pursuant to warrants issued as compensation for prior investment banking, lending and other services, and 9,498,233 shares of Common Stock (subject to adjustment) are issuable to holders of the Warrants.

         Outstanding Registration Rights. The Company has entered into agreements with several of its security holders under which it has granted them rights under certain circumstances to require the registration under the Securities Act of shares of Common Stock held by them. Under such agreements, the holders of certain options and warrants, including the Warrants, have "demand" rights, to require the Company to file a registration statement on one occasion, and also have "piggyback" rights, to require inclusion of the holder's shares in any registration statement filed by the Company. Under such agreements, the Company typically has the right to reject the piggyback registration request under certain circumstances, including if the managing underwriter of the Offering which is the subject of the request so requires.

         Delaware Anti-Takeover Law. The Company and its shareholders are subject to Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover law. In general, the law prohibits a public Delaware corporation (such as the Company) from engaging in a "business combination" within an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in the prescribed manner. "Business combination" includes merger, asset sales and other transactions resulting in a financing benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

         California Law. The Company may be a "quasi-California corporation" within the meaning of Chapter 21 of the California Corporations Code. This would be the case if the average of its property factor, payroll factor and sales factor (as defined in the California Revenue and Taxation Code) is more than fifty percent (50%), and more than one-half of its outstanding voting securities are held of record by persons having addresses in California. If a corporation is a quasi-California corporation, California law provides that certain portions of the California Corporations Code shall govern it, to the exclusion of the law of the true jurisdiction of incorporation (Delaware). One such provision is Section 708, pertaining to cumulative voting for directors.

         Under Section 708, if any shareholder gives notice at a meeting, prior to voting for directors, of his intention to cumulate his votes, all shareholders may cumulate their votes in the election for directors; i.e., give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are normally entitled, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit. The candidates receiving the highest number of affirmative votes, up to the number of directors to be elected, are the winners.


         Transfer Agent. The transfer agent and registrar for the Common Stock is Interwest Transfer Co., Salt Lake City, Utah.

                                 LEGAL MATTERS

         The validity of the securities offered will be passed on for the Company by Higham, McConnell & Dunning, Laguna Niguel, California. Higham, McConnell and Dunning owns 150,000 shares of Common Stock and warrants to acquire an additional 150,000 shares of Common Stock.

                                    EXPERTS

         The Consolidated Financial Statements of the Company for the years ended March 31, 1996 and March 31, 1995, respectively, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                              FURTHER INFORMATION

         The Company has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 with respect to the securities which are offered by this Prospectus. This Prospectus omits certain information which is contained in the Registration Statement as permitted by the Rules and Regulations of the Commission. For further information, reference is made to the Registration Statement including the exhibits filed therewith, which may be examined without charge at the Washington, D.C. offices of the Commission and copies of all or any part thereof may be obtained upon payment of the Commission's charge for copying. The statement contained in this Prospectus as to the contents of any contract or other document identified as exhibits in this Prospectus are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each statement being qualified in any and all respect by such reference.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Poway, State of California on February 24, 1997.


                          NORRIS COMMUNICATIONS, INC.



                          By:     /s/ Elwood G. Norris
                                  --------------------------------------------
                                  Elwood G. Norris, Chairman of the Board

                            ________________________

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         Name                                          Position                                    Date
         ----                                          --------                                    ----
/s/ Elwood G. Norris                       Chairman of the Board, Chief                     February 24, 1997
--------------------------                 Executive Officer and Director
Elwood G. Norris                           (principal executive officer)




/s/ Fred Falk                              President and Director                           February 24, 1997
--------------------------
Fred Falk



/s/ Kathleen E. Terry                      Chief Financial Officer and Director             February 24, 1997
--------------------------                 (principal financial and accounting
Kathleen E. Terry                          officer)



/s/ Robert Putnam                          Vice President and Director                      February 24, 1997
---------------------------
Robert Putnam



                                           Director                                         February __, 1997
---------------------------
Michael W. Joe

                          INDEX TO FINANCIAL STATEMENTS


FINANCIAL STATEMENTS OF THE COMPANY                                        PAGE

Report of Independent Auditors                                              F-1
Comments by Auditors for U.S. Readers on Canada-U.S.
  Reporting Conflict                                                        F-1
Consolidated Balance Sheets as of March 31, 1996
  and 1995                                                                  F-2
Consolidated Statements of Operations for the years
  ended March 31, 1996 and 1995                                             F-3
Consolidated Statements of Stockholders' Equity (Deficiency)
  for the years ended March 31, 1996 and 1995                               F-4
Consolidated Statements of Cash Flows for the years
  ended March 31, 1996 and 1995                                             F-5
Notes to Consolidated Financial Statements                                  F-6
Unaudited Interim Consolidated Balance Sheets as of December 31,
  1996 and March 31, 1996 (unaudited)                                       F-23
Unaudited Interim Consolidated Statements of Operations for the three
  and nine months ended December 31, 1996 and 1995                          F-24
Unaudited Interim Consolidated Statements of Cash Flows for the
   nine months ended December 31,1996 and 1995                              F-25
Notes to Unaudited Interim Consolidated Financial Statements                F-26

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders of

NORRIS COMMUNICATIONS CORP.

We have audited the consolidated balance sheets of NORRIS COMMUNICATIONS CORP. as at March 31, 1996 and 1995 and the consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at March 31, 1996 and 1995 and the results of its operations and the changes in its financial position for the years then ended in accordance with accounting principles generally accepted in the United States.

VANCOUVER, CANADA,

May 24, 1996 (except as to Note 16[b]                    /s/ ERNST & YOUNG
         which is as of June 7, 1996).                   CHARTERED ACCOUNTANTS

                    COMMENTS BY AUDITORS FOR U.S. READERS ON

                        CANADA - U.S. REPORTING CONFLICT

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by a significant uncertainty such as that referred to in the attached consolidated balance sheets as at March 31, 1996 and 1995 and as described in Note 1 to the consolidated financial statements. Our report to the shareholders dated May 24, 1996 (except as to Note 16[b] which is as of June 7, 1996) is expressed in accordance with Canadian reporting standards which do not permit a reference to such an uncertainty in the auditors' report when the uncertainty is adequately disclosed in the consolidated financial statements.

VANCOUVER, CANADA,

May 24, 1996 (except as to Note 16[b]                    /s/ ERNST & YOUNG
        which is as of June 7, 1996).                    CHARTERED ACCOUNTANTS

NORRIS COMMUNICATIONS CORP.

Continued under the laws of the Yukon Territory, Canada

                           CONSOLIDATED BALANCE SHEETS
                           (EXPRESSED IN U.S. DOLLARS)

As at March 31

                                                                                           1996              1995
                                                                                             $                 $
---------------------------------------------------------------------------------------------------------------------
ASSETS [note 9]
CURRENT
Cash and temporary cash investments                                                      2,843,540          3,291,203
Accounts receivable, less allowance for doubtful
   accounts of $11,647 and $210,000, respectively                                           94,619            152,673
Inventory [note 6]                                                                       3,243,245          2,663,403
Prepaid expenses and other                                                                 226,436            396,644
---------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                                     6,407,840          6,503,923
---------------------------------------------------------------------------------------------------------------------
Property and equipment [note 7]                                                          1,359,791          1,742,796
Purchased goodwill, net of accumulated amortization of
   $427,965 and $309,646, respectively                                                          --            354,955
Other intangible assets, net of accumulated amortization
   of $24,896 and $17,451, respectively                                                     49,513             56,958
---------------------------------------------------------------------------------------------------------------------
                                                                                         7,817,144          8,658,632
=====================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT
Demand loan payable [note 9]                                                             2,185,546          3,000,000
Accounts payable, trade                                                                  2,554,209          1,234,574
Other accounts payable and accrued liabilities                                             443,225            410,539
Current portion of capital lease obligations [note 12]                                     168,831            193,229
---------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                                5,351,811          4,838,342
---------------------------------------------------------------------------------------------------------------------
Convertible notes payable [note 13]                                                      3,000,000                 --
---------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                        8,351,811          4,838,342
---------------------------------------------------------------------------------------------------------------------
Commitments and contingencies [notes 1 and 12] STOCKHOLDERS' EQUITY (DEFICIENCY)
Common stock, no par value, authorized 30,000,000 and
   20,000,000 shares, respectively; 15,103,703 and 11,616,814
   shares outstanding, respectively [notes 11, 13 and 16]                               21,762,337         17,849,751
Contributed surplus                                                                      1,592,316          1,592,316
Accumulated deficit                                                                    (23,889,320)       (15,621,777)
---------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY (DEFICIENCY)                                                   (534,667)         3,820,290
---------------------------------------------------------------------------------------------------------------------
                                                                                         7,817,144          8,658,632
=====================================================================================================================

See accompanying notes

On behalf of the Board:


                                    Director                      Director

NORRIS COMMUNICATIONS CORP.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                           (EXPRESSED IN U.S. DOLLARS)

Year ended March 31

                                                      1996                1995
                                                        $                   $
--------------------------------------------------------------------------------
REVENUES [note 14]                                  1,328,502         5,593,081
Cost of sales [note 14]                             4,413,814         6,729,320
-------------------------------------------------------------------------------
Gross profit (loss)                                (3,085,312)       (1,136,239)
-------------------------------------------------------------------------------
OPERATING EXPENSE (INCOME)
Selling and administrative                          3,574,597         3,737,704
Research and related expenditures                   1,048,540         1,896,809
Interest expense                                      356,429           320,257
Interest income                                       (33,971)          (17,203)
Write-down of purchased goodwill                      236,636                --
Write-down of intangible assets [note 15]                  --            68,550
-------------------------------------------------------------------------------
                                                    5,182,231         6,006,117
-------------------------------------------------------------------------------
Operating loss                                     (8,267,543)       (7,142,356)
Provision for income taxes [note 10]                       --                --
-------------------------------------------------------------------------------
LOSS FOR THE YEAR                                  (8,267,543)       (7,142,356)
===============================================================================
LOSS PER SHARE                                           (.63)             (.88)
===============================================================================

See accompanying notes

NORRIS COMMUNICATIONS CORP.

                           CONSOLIDATED STATEMENTS OF
                        STOCKHOLDERS' EQUITY (DEFICIENCY)
                           (EXPRESSED IN U.S. DOLLARS)

Year ended March 31

                                                         COMMON STOCK
                                               ---------------------------------    CONTRIBUTED      ACCUMULATED
                                                   SHARES            AMOUNT           SURPLUS          DEFICIT
                                                     #                 $                 $                 $
-----------------------------------------------------------------------------------------------------------------
BALANCE, MARCH 31, 1994                          7,696,814        10,781,155         1,592,316        (8,479,421)
Stock issued under stock option plan                20,000            40,900                --                --
Issuance of common stock                         3,900,000         7,027,696                --                --
Loss for the year                                       --                --                --        (7,142,356)
----------------------------------------------------------------------------------------------------------------
BALANCE, MARCH 31, 1995                         11,616,814        17,849,751         1,592,316       (15,621,777)
Stock issued as compensation expense                13,333            20,000                --                --
Stock issued under stock option plan                15,000            30,303                --                --
Stock issued as payment for
   refinancing fee [note 9]                         75,000           101,250                --                --
Stock issued as payment for professional
   services rendered                               215,842           319,498                --                --
Issuance of common stock                         3,167,714         3,441,535                --                --
Loss for the year                                       --                --                --        (8,267,543)
----------------------------------------------------------------------------------------------------------------
BALANCE, MARCH 31, 1996                         15,103,703        21,762,337         1,592,316       (23,889,320)
----------------------------------------------------------------------------------------------------------------

See accompanying notes

NORRIS COMMUNICATIONS CORP.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (EXPRESSED IN U.S. DOLLARS)

Year ended March 31

                                                                  1996               1995
                                                                    $                  $
-----------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Loss for the year                                               (8,267,543)       (7,142,356)
Adjustments to reconcile loss to net cash used by
   operating activities:
   Depreciation and amortization                                   524,399           596,327
   Loss on disposal of property and equipment                       38,550           126,032
   Write-down of intangible assets                                      --            68,550
   Write-down of purchased goodwill                                236,636                --
   Professional services paid by issuance of common stock          319,498                --
   Refinancing fee paid by issuance of common stock                101,250                --
   Compensation paid by issuance of common stock                    20,000                --
Changes in assets and liabilities:
   Accounts receivable                                              58,054           431,895
   Inventory                                                      (579,842)       (2,077,320)
   Prepaid expenses and other                                      170,208          (328,579)
   Accounts payable, trade                                       1,319,635           338,931
   Other accounts payable and accrued liabilities                   32,686           194,038
--------------------------------------------------------------------------------------------
CASH (USED IN) OPERATING ACTIVITIES                             (6,026,469)       (7,792,482)
--------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Purchase of property and equipment                                 (84,932)         (247,888)
Proceeds on disposal of property and equipment                      30,752           180,645
--------------------------------------------------------------------------------------------
CASH (USED IN) INVESTING ACTIVITIES                                (54,180)          (67,243)
--------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Advances (repayments) under demand loan payable                   (814,454)        2,720,000
Principal payments on capital lease obligations                    (24,398)          (65,944)
Issuance of convertible notes payable                            3,000,000                --
Repayment of note payable                                               --           (31,250)
Proceeds from issuance of shares                                 3,471,838         7,068,596
--------------------------------------------------------------------------------------------
CASH PROVIDED BY FINANCING ACTIVITIES                            5,632,986         9,691,402
--------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND TEMPORARY CASH
   INVESTMENTS DURING THE YEAR                                    (447,663)        1,831,677
Cash and temporary cash investments, beginning of year           3,291,203         1,459,526
--------------------------------------------------------------------------------------------
CASH AND TEMPORARY CASH INVESTMENTS, END OF YEAR                 2,843,540         3,291,203
============================================================================================

See accompanying notes

NORRIS COMMUNICATIONS CORP.


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                           (EXPRESSED IN U.S. DOLLARS)

March 31, 1996 and 1995


1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Norris Communications Corp. (the "Company") was incorporated in the Province of British Columbia, Canada on February 11, 1988 and is engaged, through its wholly-owned U.S. subsidiary, in the development, manufacture and marketing of electronic products. On November 22, 1994, the Company continued its jurisdiction to the Yukon Territory, Canada.

The consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

The Company has incurred significant losses and negative cash flow from operations in each of the last three years and has an accumulated deficit of $23,889,320 at March 31, 1996 [1995 - $15,621,777]. The Company's operational plan for fiscal year 1997 contemplates developing markets for its proprietary products and continued investment in research and related expenditures. The Company's ability to continue as a going concern is in substantial doubt and is dependent upon achieving a profitable level of operations and, if necessary, obtaining additional financing.

Management of the Company has undertaken steps as part of a plan to improve the financial position and operations with the goal of sustaining Company operations for the next twelve months and beyond. These steps include (i) seeking additional equity through private placements and attempting to arrange lines of credit; (ii) re-focusing the Company on a family of products, technology components and software and not having the Company be reliant on a single recorder product; (iii) expanding the retail product offering by introducing a computer interface VoiceLink which allows the FLASHBACK recorder to interact with a personal computer, and communicate with other computers via the Internet;
(iv) repositioning the core retail product, the FLASHBACK recorder, at the computer peripheral and telephony markets; (v) building a sales and marketing infrastructure to focus on the computer retail and Original Equipment Manufacturer markets; and (vi) upgrading and expanding the management team.

These consolidated financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements.

NORRIS COMMUNICATIONS CORP.


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                           (EXPRESSED IN U.S. DOLLARS)

March 31, 1996 and 1995

2. SIGNIFICANT ACCOUNTING POLICIES

GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Differences between accounting principles generally accepted in the United States and Canada are summarized below.

Under accounting principles generally accepted in Canada, costs relating to debt financing are deferred and amortized over the term of the related debt. Accounting principles generally accepted in the United States provide that costs relating to debt financing may be treated as a charge to operations in the period incurred.

Under accounting principles generally accepted in Canada, the release of escrow shares by the Vancouver Stock Exchange is not considered compensatory. To conform to accounting principles generally accepted in the United States, compensation expense of $3,445,750 related to the release of escrow shares was recorded in 1993. Compensation expense was determined based on the difference between the fair value of the shares at the time they were placed in escrow and their fair value, determined to be the average share price in the year the criteria were met, at the time the criteria triggering the release were met. The final release of 1,350,000 shares on December 8, 1992 was valued at $3,445,750 as a non-cash compensation expense transaction.

Under accounting principles generally accepted in Canada, the sale of shares of a subsidiary, and the issuance of shares by the subsidiary, to parties outside the consolidated group, results in a credit (charge) to operations equal to the difference between proceeds and the change in the parent company's interest in the underlying equity of the shares of the subsidiary. Accounting principles generally accepted in the United States require such amounts to be treated as contributed surplus where there is not reasonable assurance of realization of the gain.

Under accounting principles generally accepted in Canada, common share issue costs are presented as a charge to accumulated deficit. Accounting principles generally accepted in the United States require that common share issue costs be deducted from the proceeds of issue.

NORRIS COMMUNICATIONS CORP.


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                           (EXPRESSED IN U.S. DOLLARS)

March 31, 1996 and 1995


2. SIGNIFICANT ACCOUNTING POLICIES (CONT'D.)

Loss for the year and basic loss per share under accounting principles generally accepted in Canada would be:

                                                               1996                1995
                                                                 $                   $
-----------------------------------------------------------------------------------------
Loss for the year, as reported                              (8,267,543)        (7,142,356)
Adjustments:
   Costs of debt financing                                     321,629             61,110
-----------------------------------------------------------------------------------------
Loss for the year, as adjusted                              (7,945,914)        (7,081,246)
=========================================================================================
Weighted average number of common shares outstanding        13,065,095          8,097,624
=========================================================================================
Basic loss per share                                               .61                .87
=========================================================================================

Consolidated balance sheet items under accounting principles generally accepted in Canada would be:

                                                 1996                1995
                                                   $                   $
-------------------------------------------------------------------------------
Common stock                                  19,005,688             14,905,737
Contributed surplus                                   --                     --
Accumulated deficit                          (19,157,616)           (11,024,337)
===============================================================================

Other differences between accounting principles generally accepted in the United States and Canada relate to presentation of certain financial information. In addition, for all years presented, non-cash investing and financing activities would be presented in the consolidated statements of cash flows [see Note 5].

PRINCIPLES OF CONSOLIDATION

These consolidated financial statements include the accounts of the Company and its wholly-owned U.S. subsidiaries, Norris Communications, Inc. in 1996 and American Surface Mounted Devices, Inc. ("ASMD") and Comp General Corporation ("CGC") in 1995, all based in San Diego County, California. On April 1, 1995, ASMD was merged into CGC, which changed its name to Norris Communications, Inc., under the laws of the State of California. All significant intercompany accounts and transactions have been eliminated.

NORRIS COMMUNICATIONS CORP.


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                           (EXPRESSED IN U.S. DOLLARS)

March 31, 1996 and 1995

2. SIGNIFICANT ACCOUNTING POLICIES (CONT'D.)

RECLASSIFICATIONS

Certain amounts in the 1995 consolidated financial statements have been reclassified to conform with the 1996 presentation.

TEMPORARY CASH INVESTMENTS

Temporary cash investments, consisting of commercial paper with maturities of less than 90 days, certificates of deposit and money market funds, are recorded at cost, which approximates market value.

TRANSLATION OF FOREIGN CURRENCIES

These consolidated financial statements are presented in United States dollars. The Canadian parent is considered to have the United States dollar as the functional currency. Monetary assets and liabilities are translated at the rate in effect at the balance sheet date. Other balance sheet items and revenues and expenses are translated at the rates prevailing on the respective transaction dates. Gains and losses on foreign currency transactions, which have not been material, are reflected in the consolidated statements of operations.

EARNINGS PER SHARE

Primary and fully diluted earnings per share amounts are based on the weighted average number of common shares and common stock equivalents outstanding for each year.

INVESTMENT

The Company's 1,800,000 shares or 23.1% investment in JABRA Corporation ("JABRA") is accounted for using the cost method [see Note 8].

REVENUE RECOGNITION

Revenue is recognized on the basis of shipment of products or delivery of services.

RESEARCH AND RELATED EXPENDITURES

Research and related expenditures are charged to operations as incurred.

NORRIS COMMUNICATIONS CORP.


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                           (EXPRESSED IN U.S. DOLLARS)

March 31, 1996 and 1995

2. SIGNIFICANT ACCOUNTING POLICIES (CONT'D.)

INVENTORY

Inventory of raw materials is recorded at the lower of cost and replacement cost. Inventory of work in process and finished goods is recorded at the lower of cost and net realizable value. Cost is determined on a first-in, first-out basis.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the related assets, ranging from 3 to 7 years or, in the case of leasehold improvements, over the lesser of the useful life of the related asset or the lease term. When assets are sold or retired, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss on the disposition is credited or charged to income. Maintenance and repair costs are charged to operations when incurred.

GOODWILL

Purchased goodwill was created upon acquisition of subsidiaries. The goodwill pursuant to the acquisition of subsidiaries is amortized over a four year period. Goodwill is written down to fair value when declines in value are considered to be other than temporary based upon undiscounted cash flows of the respective subsidiary.

OTHER INTANGIBLE ASSETS

Other intangible assets include government bidding rights and rights to technology, which are amortized over a 10 year period, and costs relating to obtaining patents, which are deferred when management is reasonably certain the patent will be granted. Upon granting of the patent, such costs will be amortized to operations over the life of the patent. If management determines that development of products to which patent costs relate is not reasonably certain, or that deferred patent costs exceed net recoverable value, such costs are charged to operations.

LEASES

Leases entered into are classified as either capital or operating leases. Leases which substantially transfer all benefits and risks of ownership of property to the Company are accounted for as capital leases. At the time a capital lease is entered into, an asset is recorded together with its related long-term obligation to reflect the purchase and financing.

Rental payments under operating leases are expensed as incurred.

NORRIS COMMUNICATIONS CORP.


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                           (EXPRESSED IN U.S. DOLLARS)

March 31, 1996 and 1995

2. SIGNIFICANT ACCOUNTING POLICIES (CONT'D.)

RECENT ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board has recently issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets" and SFAS No. 123, "Accounting for Stock Based Compensation." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reported at the lower of their carrying amount or their estimated recoverable amount. The adoption of this statement by the Company is not expected to have an impact on the financial statements. SFAS No. 123 encourages the accounting for stock-based employee compensation programs to be reported within the financial statements on a fair value based method. If the fair value based method is not adopted, then the statement requires pro-forma disclosure of net income and earnings per share as if the fair value based method had been adopted. It is not expected that the Company will adopt the fair value based method of accounting for stock options, which is encouraged by SFAS No. 123, but rather will continue to account for such stock options utilizing the intrinsic value based method as is allowed by the statement. Both statements are effective for fiscal years beginning after December 15, 1995.

3. CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade receivables. The Company has $2.2 million in a money market fund at Merrill Lynch, Pierce, Fenner & Smith Inc.

Concentration of credit risk with respect to trade receivables exists at year end as approximately $27,000 or 26% of the outstanding accounts receivable related to three customers. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses which, when realized, have been within the range of management's expectations.

4. MAJOR CUSTOMERS

The Company operates in one major line of business, the development, manufacture and marketing of electronic products. Sales to three major customers comprise 10%, 10% and 9%, respectively, of revenues in 1996. Sales to two major customers comprise 31% and 9%, respectively, of revenues in 1995.

NORRIS COMMUNICATIONS CORP.


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                           (EXPRESSED IN U.S. DOLLARS)

March 31, 1996 and 1995

5. STATEMENT OF CASH FLOWS

The Company had non-cash operating and financing activities and made cash payments as follows:

                                                                    1996        1995
                                                                      $           $
----------------------------------------------------------------------------------------
Non-cash financing activities
   Professional services paid by issuance of common stock          319,498            --
   Refinancing fee paid by issuance of common stock                101,250            --
   Compensation paid by issuance of common stock                    20,000            --
Cash payments for interest and income taxes were as follows:
   Interest                                                        356,429       320,257
   Income taxes                                                         --            --
========================================================================================

6. INVENTORY

                                                    1996                1995
                                                     $                    $
--------------------------------------------------------------------------------
Raw materials                                   1,569,812              1,312,935
Work in process                                   194,437                462,602
Finished goods                                  1,478,996                887,866
--------------------------------------------------------------------------------
                                                3,243,245              2,663,403
================================================================================

During 1995, the Company introduced a new electronic product for sale in the retail market. The amount of revenues to date from the sale of the electronic product have not been significant. In addition, the Company's experience with sales returns and warranty provisions has been limited. At March 31, 1996, inventory of the Company is substantially all comprised of four successive models of the electronic product.

Management of the Company has established, in the normal course of business, provisions for sales returns, warranty and obsolescence in respect of sales to March 31, 1996 and inventory as at March 31, 1996. In addition, management of the Company has developed programs for the sale of earlier models of the electronic product which are expected to result in the sale of this inventory in the near term. No estimate can be made of the range of amounts of loss that are reasonably possible should actual experience exceed estimates for sales returns or warranty or should the programs to sell inventory not be successful.

NORRIS COMMUNICATIONS CORP.


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                           (EXPRESSED IN U.S. DOLLARS)

March 31, 1996 and 1995

7. PROPERTY AND EQUIPMENT

                                                                    ACCUMULATED
                                                                  DEPRECIATION AND       NET BOOK
                                                     COST           AMORTIZATION           VALUE
                                                       $                  $                  $
-----------------------------------------------------------------------------------------------------
1996
Computer hardware and software                       402,794           231,196            171,598
Furniture and equipment                              131,755            93,643             38,112
Leasehold improvements                               589,979           203,203            386,776
Machinery and equipment                            1,308,116           675,904            632,212
Machinery and equipment under capital
   leases                                            452,960           321,867            131,093
-----------------------------------------------------------------------------------------------------
                                                   2,885,604         1,525,813          1,359,791
=====================================================================================================
1995
Computer hardware and software                       362,986           157,539            205,447
Furniture and equipment                              130,902            71,800             59,102
Leasehold improvements                               584,550           141,374            443,176
Machinery and equipment                            1,277,378           501,303            776,075
Machinery and equipment under capital
   leases                                            636,008           377,012            258,996
-----------------------------------------------------------------------------------------------------
                                                   2,991,824         1,249,028          1,742,796
=====================================================================================================

8. INVESTMENT IN JABRA

The Company owns 1,800,000 common shares of JABRA or 23.1% of JABRA's common shares with a carrying value of $Nil on the Company's consolidated balance sheet. The Company has granted an option to the lender, expiring July 31, 1997, to purchase 300,000 of JABRA's common shares at a price of $1.50 per share pursuant to the Company's demand loan payable [see Note 9]. Due to the fact that the Company has no direct involvement in the operations of JABRA, is not active at the Board of Directors level and owns, on a fully diluted basis, approximately 20.1% of JABRA with additional dilution possible and beyond its control, management is of the opinion that the Company does not exert significant influence over the operations of JABRA, and therefore accounts for its investment in JABRA under the cost method effective July 15, 1993.

NORRIS COMMUNICATIONS CORP.


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                           (EXPRESSED IN U.S. DOLLARS)

March 31, 1996 and 1995

9. DEMAND LOAN PAYABLE

During 1995, the Company negotiated a demand loan payable, as amended, of $3.5 million, bearing interest at prime plus 2%, repayable on demand and expiring on July 31, 1995. In connection with the demand loan payable, as amended, share warrants providing the right to acquire 450,000 common shares of the Company on or before June 20, 1999 at a price of $4.00 per share were issued. During 1996 and in the period subsequent thereto, the demand loan payable was amended on August 1, 1995, February 1, 1996 and April 1, 1996. Pursuant to the various amendments: the expiry date was extended to October 31, 1996; the Company granted an additional share warrant providing the right to acquire 200,000 common shares of the Company on or before September 1, 1998 at a price of $2.00 per share; the existing share warrants providing the right to acquire 450,000 common shares of the Company on or before June 20, 1999 were repriced to $1.75 per share from $4.00 per share; 75,000 common shares of the Company were issued at an agreed price of $1.35 per share; the Company granted an option to acquire up to 300,000 common shares of JABRA on or before July 31, 1997 at a price of $1.50 per share; 33% of the net proceeds from any equity financing prior to April 1, 1996 and 50% of the net proceeds from any equity financing thereafter must be used to pre-pay the demand loan payable; and the lender may convert at any time prior to repayment all or any portion of the outstanding principal balance of the demand loan payable, including accrued interest thereon, into common shares of the Company at the lesser of $1.50 per share or following the occurrence of an event of default, the higher of $1.00 per share and the average closing price for the 20 days preceding the date of notice of an event of default.

The demand loan payable is collateralized by a first security interest covering accounts recoverable, inventory, property and equipment, and other assets, and a specific pledge of the Company's shares in NCI and JABRA.

NORRIS COMMUNICATIONS CORP.


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                           (EXPRESSED IN U.S. DOLLARS)

March 31, 1996 and 1995

10. INCOME TAXES

The Company accounts for income taxes under the liability method required by FASB Statement No. 109, "Accounting for Income Taxes". Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. For financial statement purposes, a change in valuation allowance of $2,632,000 has been recognized to offset certain deferred tax assets for which realization is uncertain. Significant components of the Company's deferred tax liabilities and assets as of March 31 are as follows:

                                                                        1996                1995
                                                                          $                   $
-----------------------------------------------------------------------------------------------------
DEFERRED TAX LIABILITIES
Tax over book depreciation                                              85,000             39,000
-----------------------------------------------------------------------------------------------------
TOTAL DEFERRED TAX LIABILITIES                                          85,000             39,000
-----------------------------------------------------------------------------------------------------
DEFERRED TAX ASSETS
Bad debt reserve                                                         5,000             86,000
Inventory capitalization                                               108,000             92,000
Inventory reserve                                                       20,000            103,000
Net operating loss carryforwards                                     5,912,000          3,047,000
Warranty reserve                                                         8,000             78,000
Other                                                                   83,000             52,000
-----------------------------------------------------------------------------------------------------
TOTAL DEFERRED TAX ASSETS                                            6,136,000          3,458,000
Valuation allowance for deferred tax assets                         (6,051,000)        (3,419,000)
-----------------------------------------------------------------------------------------------------
NET DEFERRED TAX ASSETS                                                 85,000             39,000
-----------------------------------------------------------------------------------------------------
NET DEFERRED TAX                                                             --                  --
=====================================================================================================

The net provision for income taxes in 1996 and 1995 is $Nil as the Company incurred losses in those years. Pre-tax income (loss) from Canadian operations was approximately $1,035,000 in 1996 and $1,424,000 in 1995.

NORRIS COMMUNICATIONS CORP.


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                           (EXPRESSED IN U.S. DOLLARS)

March 31, 1996 and 1995

10. INCOME TAXES (CONT'D.)

A reconciliation between federal statutory income tax rates and the effective tax rate of the Company at March 31 is as follows:

                                                                              LIABILITY METHOD
-----------------------------------------------------------------------------------------------------
                                                                         1996                1995
                                                                           %                   %
-----------------------------------------------------------------------------------------------------
U.S. federal statutory rate                                               35.0                35.0
U.S. federal net operating loss rate                                     (35.0)              (35.0)
U.S. state tax rate                                                         --                 --
Canadian statutory rate                                                   44.1                45.1
Canadian non-capital loss rate                                           (44.1)              (45.1)
-----------------------------------------------------------------------------------------------------
Effective rate on operating loss                                             --                  --
=====================================================================================================

The Company has U.S. net operating loss carryforwards available at March 31, 1996 of approximately $9,462,000 and $4,991,000 for federal and state tax purposes, respectively, to offset income in future years. These carryforwards will begin to expire in the years 2005 and 1998, respectively, unless previously utilized.

The tax attributes of the Company identified above may be subject to limitation arising from changes of ownership over the three year statutory testing period.

The Company has non-capital losses available for Canadian income tax purposes aggregating approximately $2,081,500. The non-capital losses expire as follows:

                                                                                              $
-----------------------------------------------------------------------------------------------------
1998                                                                                        9,300
2002                                                                                    1,102,900
2003                                                                                      969,300
-----------------------------------------------------------------------------------------------------
                                                                                        2,081,500
=====================================================================================================

No provision has been made in the accounts for the future tax benefits that may result from the utilization of these losses as their realization is not certain.

NORRIS COMMUNICATIONS CORP.


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                           (EXPRESSED IN U.S. DOLLARS)

March 31, 1996 and 1995

11. SHARE CAPITAL

STOCK OPTIONS

The Company maintains two stock option plans. The 1992 Stock Option Plan is a non-qualified stock option plan which entitles certain directors and key employees to purchase common shares of the Company. A maximum of 10% of outstanding common shares are authorized for grant under the Plan. Options are granted at a price not less than fair market value at the date of grant, and are subject to approval of the Board of Directors. The 1994 Stock Option Plan was approved by the shareholders on September 29, 1994 and entitles certain directors, key employees and consultants of the Company to purchase common shares of the Company. The 1994 Plan covers a maximum aggregate of 500,000 shares. The 1994 Plan provides for the granting of options which either qualify for treatment as incentive stock options or non-statutory stock options.

Options granted during 1996 were under the 1994 and 1992 Stock Option Plan. Options granted during 1995 were under the 1992 Stock Option Plan.

The following table summarizes stock option transactions:

                                                                        1996                1995
-----------------------------------------------------------------------------------------------------
Outstanding, beginning of year                                         694,658            564,318
Granted                                                                843,000            185,840
Exercised                                                              (15,000)           (20,000)
Expired                                                                (23,000)                --
Cancelled                                                               (6,000)           (35,500)
-----------------------------------------------------------------------------------------------------
Outstanding, end of year                                             1,493,658            694,658
=====================================================================================================

Options covering 843,000 common shares were granted in 1996 at a per share price ranging from US $1.50 to US $3.375. Options covering 185,840 common shares were granted in 1995 at a per share price of US $3.65.

All outstanding options were exercisable at March 31, 1996, except for 292,000 options which vest over varying periods of up to two years. The options are exercisable at prices ranging from US $2.09 to US $3.65 and expire over the period to April 2000.

Options covering 15,000 common shares were exercised in 1996 at a per share price of $2.02 ($2.84 Cdn.). Options covering 20,000 common shares were exercised in 1995 at a per share price of $2.05 ($2.84 Cdn.).

NORRIS COMMUNICATIONS CORP.


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                           (EXPRESSED IN U.S. DOLLARS)

March 31, 1996 and 1995

11. SHARE CAPITAL (CONT'D.)

SHARE WARRANTS

The Company has outstanding share warrants as of March 31, 1996, in connection with private placements, convertible debentures, equipment leasing and establishing and amending the demand loan payable, entitling the holders to purchase one common share for each warrant held as follows:

   NUMBER OF                          EXERCISE PRICE
   WARRANTS                                  $                                EXPIRATION DATE
-----------------------------------------------------------------------------------------------------
   200,000                                 2.00                               September 1998
    33,750                                 4.00                               June 1999
   450,000                                 1.75*                              July 1999
    82,100                                 4.00                               August 1999
   106,986                                 2.01**                             February 2000
    88,014                                 2.01**                             March 2000
   128,067                                 1.25**                             October 2005
-----------------------------------------------------------------------------------------------------
 1,088,917
=====================================================================================================

* Repriced to $1.75 per share from $4.00 per share pursuant to amendments to demand loan payable [see Note 9].

** These warrants contain provisions for adjustment for dilutive events. The exercise prices and where applicable, the number of warrants, have been adjusted to reflect any such events or agreements through March 31, 1996.

All warrants are denominated in U.S. dollars.

NORRIS COMMUNICATIONS CORP.


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                           (EXPRESSED IN U.S. DOLLARS)

March 31, 1996 and 1995

12. COMMITMENTS

The Company has two leases for office space in Poway, California which are subject to annual increases based on the CPI index. The leases expire in 1998 and 2002. The minimum operating lease commitments include future rent payments for the office lease which expires in 1998, a portion of which has been sublet on a month-to-month basis to a related company at cost. Office rent expense for the years ended March 31, 1996 and 1995 was $271,620 and $307,735, respectively.

In addition, the Company leases certain equipment under capital leases. The cost of the assets under capital lease is recorded with machinery and equipment. All assets under capital lease are subject to lien by the lessor. The capital lease bears interest at 18% per annum.

Subsequent to the transfer of one of its lease obligations to the Federal Deposit Insurance Corporation, the Company has had difficulty in making payments to the appropriate party. As such, the Company is not current on its lease payments and, in accordance with the terms of the lease, has classified the entire remaining obligation as a current liability.

Minimum commitments are as follows:                                   OPERATING            CAPITAL
                                                                       LEASES              LEASES
                                                                          $                   $
-----------------------------------------------------------------------------------------------------
YEAR ENDING MARCH 31
1997                                                                   809,000            166,621
1998                                                                   593,000              2,954
1999                                                                   318,000              1,231
2000                                                                   221,000                 --
2001                                                                   221,000                 --
Thereafter                                                             166,000                 --
-----------------------------------------------------------------------------------------------------
Total minimum lease payments                                         2,328,000            170,806
------------------------------------------------------------------------------
Less amounts representing interest                                                          1,975
-----------------------------------------------------------------------------------------------------
Obligations under capital leases                                                          168,831
Less current portion                                                                      168,831
-----------------------------------------------------------------------------------------------------
                                                                                                --
=====================================================================================================

NORRIS COMMUNICATIONS CORP.


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                           (EXPRESSED IN U.S. DOLLARS)

March 31, 1996 and 1995

13. CONVERTIBLE NOTES PAYABLE

                                                                       1996                  1995
                                                                         $                     $
-----------------------------------------------------------------------------------------------------
7% convertible notes payable, due March 1999                         3,000,000                 --
=====================================================================================================

The convertible notes payable are convertible at the option of the holder into common shares of the Company at any time after May 4, 1996. The convertible notes payable are convertible at the lesser of: $1.765 for each common share; or a 30% discount to the 5 day moving average price of the common shares on the day prior to conversion.

During the period May 13, 1996 to May 24, 1996, the holders of the convertible notes payable exercised their options and converted all of the convertible notes payable, together with accrued interest thereon, into 4,336,167 common shares of the Company at conversion prices per share ranging from US $0.981 to US $1.269.

Proforma convertible notes payable, total liabilities, common stock and total stockholders' equity (deficiency) as at March 31, 1996 after giving effect to the above conversion would be:

                                                                       1996                  1995
                                                                         $                     $
-----------------------------------------------------------------------------------------------------
                                                                    (Proforma)          (Audited)
Convertible notes payable                                                   --          3,000,000
Total liabilities                                                    5,351,811          8,351,811
Common stock                                                        24,762,337         21,762,337
Total stockholders' equity (deficiency)                              2,465,333           (534,667)
=====================================================================================================

NORRIS COMMUNICATIONS CORP.


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                           (EXPRESSED IN U.S. DOLLARS)

March 31, 1996 and 1995

14. BARTER TRANSACTION

During 1996, the Company sold 7,000 units of product to an independent media trading firm in exchange for $1,172,500 of media trade credits and 50% of the cash proceeds realized on the ultimate sale of the units. The costs of the 7,000 units, amounting to $980,000, has been charged to cost of sales. The Company recognized no prepaid asset or any revenue in connection with the trade credits since their use requires matching cash payments and the Company's ability to continue as a going concern is in substantial doubt. In addition, the amount of cash to be received on the ultimate sale of the units cannot be reasonably estimated. Accordingly, the Company intends to recognize future revenue from the trade credits only when ascertainable economic value is realized from their use or cash proceeds are received from the ultimate sale of the units.

During 1996, the Company recorded revenue on the utilization of approximately $37,000 of trade credits.

15. WRITE-DOWN OF INTANGIBLE ASSETS

During 1994, the Company acquired certain proprietary electronic data compression technology for an aggregate purchase price of $101,743, consisting of $30,000 and 27,000 shares of common stock of the Company with an assigned value of $71,743. Although the acquisition contemplated payment of consideration for additional technology, none has been delivered by the inventor and accordingly the Company is not obligated to make any purchases or pay any additional consideration. The acquired technology is unproven and is not used in the Company's proprietary products and the Company has no present plans to attempt to develop this technology. Accordingly, during 1995, the unamortized balance of the acquired technology was written down to a nominal value.

NORRIS COMMUNICATIONS CORP.


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                           (EXPRESSED IN U.S. DOLLARS)

March 31, 1996 and 1995

16. SUBSEQUENT EVENTS

[a] On April 23, 1996, the Company issued 85,000 common shares at an assigned value of $1.50 per share in settlement of accounts payable and accrued liabilities of $127,500 and 48,000 common shares at an assigned value of $1.50 per share for marketing services of $72,000.

[b] On June 7, 1996, the Company completed a private placement of $2,500,000, consisting of 2,420,143 common shares of the Company issued at a price of $0.70 per share and warrants with a face value of $805,900. The warrants are exercisable into common shares of the Company at the lesser of: $0.70 per common share or a 30% discount to the 5 day moving average price of the common shares on the day prior to exercise. The exercise price of the warrants will be further discounted by 7% per year until the warrants are exercised. The Company is committed to filing a Registration Statement with the Securities and Exchange Commission by July 7, 1996 in connection with the private placement. In the event the Company is unable to file a Registration Statement prior to July 7, 1996 and/or the Registration Statement is not declared effective before September 5, 1996, the Company agrees to issue 3% more common shares and warrants for each successive 30 day period for the first four months and 1% more common shares and warrants for each successive 30 day period thereafter, until the Registration Statement is filed and/or declared effective.

PART I.  FINANCIAL INFORMATION
ITEM 1.  FINANCIAL STATEMENTS

                           NORRIS COMMUNICATIONS, INC
                           CONSOLIDATED BALANCE SHEETS
                           (EXPRESSED IN U.S. DOLLARS)
                                    UNAUDITED


                                                               DECEMBER 31, 1996          MARCH 31, 1996
                                                                         $                      $
                                                               ------------------------------------------
ASSETS
CURRENT
Cash                                                                       31,039              2,843,540
Accounts receivable, less allowance for doubtful
   accounts of $11,647 and $11,647, respectively                          393,166                 94,619
Inventory (note 3)                                                      2,108,759             3,243,245
Prepaid expenses and other                                                125,399                226,436
                                                               ------------------------------------------
Total current assets                                                    2,658,363              6,407,840

Property and equipment, net                                             1,197,200              1,359,791
Other intangible assets, net of accumulated amortization of
   $30,480 and $24,896 respectively                                        43,929                 49,513
                                                               ------------------------------------------
TOTAL ASSETS                                                            3,899,492              7,817,144
                                                               ==========================================

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT
Demand loan payable (note 4)                                                   --              2,185,546
Accounts payable, trade                                                 1,633,946              2,554,209
Other accounts payable and accrued liabilities                            667,284                443,225
Current portion of capital lease obligations                              167,307                168,831
                                                               ------------------------------------------
TOTAL CURRENT LIABILITIES                                               2,468,537              5,351,811
                                                               ------------------------------------------
Convertible notes payables                                                     --              3,000,000
                                                               ------------------------------------------
TOTAL LIABILITIES                                                       2,468,537              8,351,811
                                                               ------------------------------------------

STOCKHOLDERS' EQUITY (DEFICIENCY)
Preferred stock, $.001 par value, 5,000,000 shares authorized;
  none issued.                                                                 --                     --
Common stock, $.001 par value, authorized 60,000,000 and
30,000,000 respectively; 22,788,828 and 15,103,703 shares
 outstanding, respectively (note 5)                                    26,964,647             21,762,337
Pre-paid Warrants (note 6)                                              3,396,505                     --
Contributed surplus                                                     1,592,316              1,592,316
Accumulated deficit                                                   (30,522,513)           (23,889,320)
                                                               ------------------------------------------
TOTAL STOCKHOLDERS' EQUITY (DEFICIENCY)                                 1,430,955               (534,667)
                                                               ------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)                 3,899,492              7,817,144
                                                               ==========================================





See notes to interim consolidated financial statements

                           NORRIS COMMUNICATIONS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                           (EXPRESSED IN U.S. DOLLARS)
                                    UNAUDITED



                                                           THREE MONTHS ENDED                    NINE MONTHS ENDED
                                                              DECEMBER 31                           DECEMBER 31
                                                          1996            1995                  1996                1995
                                                            $               $                    $                   $
                                                     --------------------------------     ----------------------------------
REVENUES                                                     463,167         573,095               764,710        1,379,698
Cost of sales                                                727,806       1,074,342             1,777,124        3,266,747
                                                     --------------------------------     ----------------------------------
Gross profit (loss)                                         (264,639)       (501,247)           (1,012,414)      (1,887,049)
                                                     --------------------------------     ----------------------------------

OPERATING EXPENSE (INCOME)
Selling and administration                                 1,016,455         924,793             3,466,105        2,620,525
Research and related expenditures                            226,569         139,679               634,254          743,769
Restructuring cost (note 8)                                1,495,500              --             1,495,500               --
Interest expense                                               1,077         109,051                78,599          290,991
Interest income                                               (3,898)         (7,232)              (28,679)         (27,641)
Gain on sale of investment                                   (25,000)             --               (25,000)              --
                                                     --------------------------------     ----------------------------------
                                                           2,710,703       1,166,291             5,620,779        3,627,644
                                                     --------------------------------     ----------------------------------
Operating loss                                            (2,975,342)     (1,667,538)           (6,633,193)      (5,514,693)
Provision for income taxes (note 9)                               --              --                    --               --
                                                     --------------------------------     ----------------------------------
NET LOSS                                                  (2,975,342)     (1,667,538)           (6,633,193)      (5,514,693)
                                                     ================================     ==================================


Net loss per share (note 10)                                   (0.13)          (0.12)                (0.31)           (0.45)
                                                     ================================     ==================================


Weighted average shares                                   22,424,573      13,748,152            21,610,362       12,381,062
                                                     ================================     ==================================



See notes to interim consolidated financial statements

                           NORRIS COMMUNICATIONS, INC
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (EXPRESSED IN U.S. DOLLARS)
                                    UNAUDITED


                                                                            FOR THE NINE MONTHS ENDED
                                                                                   DECEMBER 31
                                                                                 1996               1995
                                                                                   $                  $
                                                                         -----------------  -----------------
OPERATING ACTIVITIES

                                                                                $                 $
Net loss                                                                     (6,633,193)        (5,514,693)
Adjustments to reconcile net loss to net cash
     used by operating activities:
     Depreciation and amortization                                              314,700            373,049
     Loss on disposal of property and equipment                                       -             38,550
     Gain on sale of investment                                                 (25,000)
     Interest paid by issuance of common stock                                   33,773                  -
     Professional services paid by issuance of common stock                     305,953                  -
     Legal settlement paid by issuance of common stock                          127,500                  -
Changes in assets and liabilities:
     Accounts receivable                                                       (298,547)          (219,876)
     Inventory                                                                1,134,486           (762,444)
     Prepaid expenses and other                                                 101,037            (30,077)
     Accounts payable, trade                                                   (920,263)           950,731
     Other accounts payable and accrued liabilities                             224,059           (329,489)
                                                                       -----------------  -----------------
Cash used in operating activities                                            (5,635,495)        (5,494,249)
                                                                       -----------------  -----------------

INVESTING ACTIVITIES
Purchase of property and equipment                                             (146,525)           (35,506)
Proceeds on disposal of property and equipment                                        -             28,300
Proceeds on sale of investment                                                   25,000
Investment in patents and intangibles                                                 -             (3,937)
                                                                       -----------------  -----------------
Cash used in investing activities                                              (121,525)           (11,143)
                                                                       -----------------  -----------------

FINANCING ACTIVITIES
Repayments under demand loan payable                                         (2,185,546)          (296,354)
Principal payments on capital lease obligations                                  (1,524)           (24,245)
Proceeds from issuance of shares and warrants                                 5,131,589          3,912,586
                                                                       -----------------  -----------------
Cash provided by financing activities                                         2,944,519          3,591,987
                                                                       -----------------  -----------------

Net decrease in cash                                                         (2,812,501)        (1,913,405)

Cash, beginning of period                                                     2,843,540          3,291,203
                                                                       -----------------  -----------------

Cash, end of period                                                              31,039          1,377,798
                                                                       =================  =================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the year for:
       Interest                                                                  78,599            290,991

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES:
    A note holder converted a long-term convertible
      note plus accrued interest into common stock                            3,033,773                  -



 See notes to interim consolidated financial statements

                          NORRIS COMMUNICATIONS, INC.
               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                     (Unaudited)
                               December 31, 1996

1. OPERATIONS

Norris Communications Inc. (the "Company") was incorporated in the Province of British Columbia, Canada on February 11, 1988 and on November 22, 1994, changed its domicile from British Columbia to the Yukon Territory, Canada. The Company further changed its domicile to Wyoming on August 30, 1996 and on September 4, 1996 reincorporated into Delaware. The Company is engaged through its wholly-owned U.S. subsidiary in developing, manufacturing and exploiting proprietary electronic technology and products.

2. BASIS OF PRESENTATION

The accompanying interim consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Norris Communications, Inc. ("NCI"), a California corporation, based in San Diego County, California.

The interim consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future. The Company has incurred significant losses and negative cash flow from operations in each of the last three fiscal years and for the three and nine month periods ended December 31, 1996 and has an accumulated deficit of $30,522,513 at December 31, 1996. The Company's operational plan involves reducing operating expenditures and focusing on licensing and product development on a contract basis and for the Company's own account. See Note 8. The Company's ability to continue as a going concern is in substantial doubt and is dependent upon obtaining additional financing and achieving a profitable level of operations.

These interim consolidated financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying interim consolidated financial statements.

These interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and the instructions to Form 10-QSB. They do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. The interim consolidated financial statements and notes thereto should be read in conjunction with the Company's audited consolidated financial statements and notes thereto for the year ended March 31, 1996.

In the opinion of management, the interim consolidated financial statements reflect all adjustments of a normal recurring nature necessary for a fair statement of the results for interim periods. Operating results for the three and nine month periods ended December 31, 1996 are not necessarily indicative of the results that may be expected for the year ending March 31, 1997. The interim consolidated financial statements and notes thereto are stated in U.S. dollars.

3. INVENTORY

Inventory of raw material is recorded at the lower of cost and replacement cost, which is less than net realizable value. Inventory of work in process and finished goods, is recorded at the lower of cost and net realizable value. Cost is determined on a first-in, first-out basis. Inventories consist of the following:

                                  December 31, 1996           March 31, 1996
                                  ------------------          --------------
Raw material                          $1,141,471                $1,569,812
Work in process                          147,748                   194,437
Finished goods                           819,540                 1,478,996
                                      ----------                ----------
                                      $2,108,759                $3,243,245
                                      ==========                ==========

        As of December 31, 1996, the recorded value of inventory related to the Company's FLASHBACK family of products is anticipated to be shipped within the next nine months to fulfill current contractual private label agreements.

4. DEMAND LOAN PAYABLE

The demand loan payable to CVD Financial Corporation plus accrued interest was retired on July 31, 1996.

                          NORRIS COMMUNICATIONS, INC.
               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)
                               December 31, 1996

5. COMMON STOCK

The following table summarizes shares issued during the nine month period ended December 31, 1996:

                                                               Shares          Amount
                                                             ----------     -----------
Balance, March 31, 1996                                      15,103,703     $21,762,337
Convertible notes and accrued interest
  at prices ranging from $0.981 to $1.269 per share           4,366,051       3,033,773
Stock issued for accounts payable at $1.50 per share             85,000         127,500
Stock issued for services at $1.50 per share                     48,000          72,000
Stock issued for cash at $0.70 per share net of
  offering costs of $159,283                                  2,240,143       1,534,817
Stock issued for cash at $0.69125 per share net of
  offering costs of $5,373                                      245,931         164,627
Stock issued for accounts payable at $0.4375
  to $0.87 per share                                            460,000         233,953
Stock issued to executives at $0.594 per share                   60,000          35,640
---------------------------------------------------------------------------------------
Balance, December 31, 1996                                   22,788,828     $26,964,647
=======================================================================================

6. PRE-PAID WARRANTS

Represents proceeds from warrants pre-paid for cash net of offering costs of $409,395. The face amount of the warrants or $3,805,900 is exercisable, without further cash payment, into common shares of the Company at the lessor of: $0.70 per common share (with respect to $805,900 of warrants) and $0.69125 per common share (with respect to $3,000,000 of warrants) or a 30% discount to the 5 day moving average bid price of the common shares on the day prior to exercise. The exercise price of the warrants will be further discounted by 7% per year and for other events until the warrants are exercised. At December 31, 1996 these warrants were exercisable into approximately 5.5 million common shares.

7. OPTIONS AND WARRANTS

At December 31, 1996 warrants were outstanding into the following listed shares:

                        Number of           Exercise Price
Description              Shares                 U.S.$                   Expiration Date
---------------------------------------------------------------------------------------
Warrants                200,000                 2.00                    September 1998
Warrants                450,000                 1.75                         June 1999
Warrants                 33,750                 4.00                         June 1999
Warrants                 82,100                 4.00                       August 1999
Warrants(a)             106,986                 2.01                     February 2000
Warrants(a)              88,014                 2.01                        March 2000
Warrants                129,230                1.625                        March 2001
Warrants                401,924               0.9875                         July 2001
Warrants(a)             150,000              0.65625                      October 2001
Warrants(a)             128,067                 1.25                      October 2005
---------------------------------------------------------------------------------------
Total                 1,770,071
-======================================================================================

(a) These warrants, amongst other provisions, contain a provision for adjustment for dilutive events. The exercise prices and where applicable, the number of warrants, have been adjusted to reflect any such events through March 31, 1996.

                          NORRIS COMMUNICATIONS, INC.
               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)
                               December 31, 1996

7. OPTIONS AND WARRANTS (Continued)

The following table summarizes stock option activity for the period:


        Outstanding at March 31, 1996                   1,493,658
        Granted                                                 -
        Exercised                                               -
        Expired                                           (66,000)
        Canceled                                           (5,000)
                                                        ---------
        Outstanding at December 31, 1996                1,422,658
                                                        =========

Options outstanding are exercisable at prices ranging from $0.90 to $6.01 and expire over a period from 1997 to 2000.

8. RESTRUCTURING CHARGE

The Company recorded a restructuring charge of $1,495,500 in December 1996 which included a $989,500 inventory writedown, $98,500 in losses on purchase commitments, $47,000 in severance costs, a $310,500 loss on disposal of manufacturing equipment and $50,000 related to facility reduction and other costs. At December 31, 1996 a total of $506,000 was accrued relating to the restructuring charges which is expected to be substantially completed by fiscal year end (March 31, 1997). The restructuring charge is a result of the change in the Company's operations due to the discontinuation of contract manufacturing services due to a decision to focus on OEM and licensing activities related to the Company's FLASHBACK technology. The impact of the discontinuation of the contract manufacturing services is not anticipated to adversely impact or decrease future revenues and profits, given that the Company never successfully recaptured contract manufacturing customers after converting the contract manufacturing operation to exclusively produce the Company's FLASHBACK product in December 1994.

9. INCOME TAXES

The Company has not provided a tax provision for the current period, due to current losses. The Company has U.S. net operating loss carryforwards of approximately $9,462,000 and $4,991,000 for federal and state tax purposes, respectively, subject to certain limitations.

10. NET LOSS PER SHARE

The net loss per share is calculated using a weighted average number of common shares and common stock equivalents outstanding for the period. Common equivalent shares consisting of outstanding pre-paid warrants, stock options and stock purchase warrants have been excluded because their effect would be antidilutive.

                         INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS OF THE COMPANY                                         PAGE
Report of Independent Auditors                                               F-1
Comments by Auditors for U.S. Readers on Canada-U.S.
  Reporting Conflict                                                         F-1
Consolidated Balance Sheets as of March 31, 1996
  and 1995                                                                   F-2
Consolidated Statements of Operations for the years
  ended March 31, 1996 and 1995                                              F-3
Consolidated Statements of Stockholders' Equity (Deficiency)
  for the years ended March 31, 1996 and 1995                                F-4
Consolidated Statements of Cash Flows for the years
  ended March 31, 1996 and 1995                                              F-5
Notes to Consolidated Financial Statements                                   F-6
Unaudited Interim Consolidated Balance Sheets as
  of September 30, 1996 and March 31, 1996 (unaudited)                       F-23
Unaudited Interim Consolidated Statements of Operations
  for the three and six months ended
  September 30, 1996 and 1995                                                F-24
Unaudited Interim Consolidated Statements of
  Cash Flows for the six months
  ended September 30,1996 and 1995                                           F-25
Notes to Unaudited Interim Consolidated Financial Statements                 F-26

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.        Indemnification of Directors and Officers.

        Article TENTH of the Certificate of Incorporation of the Company provides:

                "TENTH: The corporation shall, to the fullest extent legally permissible under the provisions of the Delaware General Corporation Law, as the same may be amended and supplemented, shall indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the shareholders entitled to vote thereon after notice."

        The Company's Bylaws provide that an officer, director, employee or agent of the Company is entitled to be indemnified for the expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him by reason of any action, suit or proceeding brought against him by virtue of his acting as such officer, director, employee or agent, provided he acted in good faith or in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        The Company has directors and offices liability insurance. The insurance policy covers liability for claims made against directors and officers for their wrongful acts involving errors, misstatements, misleading statements or acts or omissions or neglect or breach of duty, while acting in their individual or collective capacities for any matter claimed against them solely by reason of their being directors or officers of the Company. The coverage includes damages, judgment, settlements and costs of legal actions, claims or proceedings and appeals therefrom but does not include fines or penalties imposed by law for matters which may be deemed uninsurable under the law.

        If Delaware law and California law are in conflict with regard to the Company's power or obligation to indemnify, and the issue were to be contested in the Delaware and/or California, the legal outcome is unpredictable.


Item 25.  Other Expenses of Issuance and Distribution.

        Expenses payable in connection with the distribution of the securities being registered (estimated except for the registration fee), all of which will be borne by the Registrant, are as follows:

        Registration Fee                                    $    1,145
        Blue Sky Fees and Expenses                          $    3,500
        Legal Fees and Expenses                             $   70,000
        Accounting Fees and Expenses                        $   12,000
        Miscellaneous Expenses                              $    8,500
                                                                ------

                Total                                       $   95,145
                                                                ======

Item 26.        Recent Sales of Unregistered Securities.

        The Company has sold the following securities within the last three years:

        1. In March 1994, the Company issued 1,150,000 shares of Common Stock for $2,300,000 cash to accredited investors. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

        2. In connection with the March 1994 private placement, the Company issued to the placement agent in consideration of the efforts of the placement agent, warrants to purchase 115,850 shares of Common Stock at a price (subject to adjustment) of $4.00 per share.

        3. In December 1994 and in May 1995, the Company issued 887,048 shares of Common Stock for $1,700,000 cash to an accredited investor. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

        4. In April 1995, the Company issued 3,050,000 shares of Common Stock for $5,814,000 cash to accredited investors in the United States and to qualified investors outside of the United States. The securities issued to non-United States investors were issued in accordance with Regulation S of the Securities Act of 1933. The issuance of such securities to United States investors was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

        5. In connection with the April 1995 private placement, the Company issued to the placement agent in consideration of the efforts of the placement agent, warrants to purchase 195,000 shares of Common Stock at a price (subject to adjustment) of $2.01 per share.

        6. In August 1995, the Company issued 250,000 shares of Common Stock for $300,000 cash to an accredited investor. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

        7. In October 1995, the Company issued 1,280,666 shares of Common Stock for $1,700,000 cash to qualified investors outside of the United States. The securities were issued in accordance with Regulation S of the Securities Act of 1933.

        8. In connection with the October 1995 private placement, the Company issued to the placement agent in consideration of the efforts of the placement agent, warrants to purchase 128,067 shares of Common Stock at a price (subject to adjustment) of $1.25 per share.

        9. In October 1995, the Company issued 13,333 shares of Common Stock to R. Gordon Root, President and Chief Executive Officer of the Company, as a bonus. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

        10. In October 1995, the Company issued 28,436 shares of Common Stock to the placement agent for consulting services. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D.

        11. In October 1995, the Company issued 25,000 shares of Common Stock to CVD Financial Corporation for payment of refinance fees. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

        12. In November 1995, the Company issued 174,095 shares of Common Stock to Day & Campbell for legal services. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to
Section 4(2) thereof and Regulation D promulgated thereunder.

        13. In December 1995, the Company issued 13,312 shares of Common Stock to the Wall Street Group for consulting services. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

        14. In December 1995, the Company issued 1,000,000 shares of Common Stock for $1,000,000 cash to accredited investors. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) and Regulation D promulgated thereunder.

        15. In December 1995, the Company issued 600,000 shares of Common Stock for $600,000 cash to qualified investors outside of the United States. The securities were issued in accordance with Regulation S of the Securities Act of 1933.

        16. In March 1996, the Company issued convertible notes with a face value of $3,000,000 to qualified investors outside of the United States. The notes subsequently were converted into Common Stock in May and June 1996 without payment of additional consideration. The securities were issued in accordance with Regulation S of the Securities Act of 1933.

        17. In connection with the March 1996 private placement, the Company issued to the placement agent in consideration of the efforts of the placement agent, warrants to purchase 129,230 shares of Common Stock at a price (subject to adjustment) of $1.625 per share.

        18. In May 1996, the Company issued 48,000 shares of Common Stock to Set Marketing On for consulting services. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to
Section 4(2) thereof and Regulation D promulgated thereunder.

        19. In May 1996, the Company issued 85,000 shares of Common Stock to Norm Finkelstein in settlement of certain litigation. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder

        20. In June 1996, the Company issued 2,420,143 shares of Common Stock for $1,695,000 cash and Warrants with a face value of $805,000 to accredited investors in the United States and to qualified investors outside of the United States. The securities issued to non- United States investors were issued in accordance with Regulation S of the Securities Act of 1933. The issuance of such securities to United States investors was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

        21. In connection with the June 1996 private placement, the Company issued to the placement agent in consideration of the efforts of the placement agent, warrants to purchase 401,924 shares of Common Stock at a price (subject to adjustment) of $0.9875 per share.

        22. In July and August 1996, the Company issued 245,931 shares of Common Stock for $170,000 cash and Warrants with a face value of $3,000,000 to accredited investors in the United States and to qualified investors outside of the United States. The securities issued to non- United States investors were issued in accordance with Regulation S of the Securities Act of 1933. The issuance of such securities to United States investors was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

Item 27.        Exhibits.

        The exhibits are listed in the Exhibit Index commencing at page II-5 hereof.

Item 28.        Undertakings.

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of post-effective amendment to this Registration Statement any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the issuer's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 EXHIBIT INDEX

Exhibit                                                                                               Sequential
Number           Description                                                                          Page Number
------           -----------                                                                          -----------
2.1              Share Exchange Agreement among the Company, Norcom Communications
                 Corporation, and American Technology Corporation, dated for reference
                 March 23, 1988 and filed as an Exhibit to the Company's Registration
                 Statement on Form 10, as amended.

2.1.1            Amendment of Agreement among the Company, Norcom Communications
                 Corporation, and American Technology Corporation, dated for reference
                 March 23, 1988 and filed as an Exhibit to the Company's Registration
                 Statement on Form 10, as amended.

2.2              Plan and Agreement of Reorganization among the Company, American
                 Surface Mounted Devices, Inc. and ASMD, Inc., dated August 11, 1989 and filed as an Exhibit to the Company's Registration Statement on
                 Form 10, as amended.

2.3              Plan and Agreement of Reorganization among the Company, Sage
                 Microsystems, Inc., and Sage Micro, Inc., dated November 7, 1991 and filed as an Exhibit to the Company's Registration Statement on
                 Form 10, as amended.

2.4              Plan and Agreement of Reorganization among the Company, C.A.D.
                 Co. Engineering, Inc. and CADCO Design Group, Inc., dated
                 June 1, 1992 and filed as an Exhibit to the Company's Registration
                 Statement on Form 10, as amended.

2.5              Plan and Agreement of Reorganization between American Surface
                 Mounted Devices, Inc. and Comp General Corporation, Inc., dated March 31 1995 and filed previously as an Exhibit to Registration Statement No. 33-92978.

2.6              Plan of Reorganization and Agreement of Merger, dated July    ,
                 1996 and filed as Exhibit A to the Company's July 3, 1996 Proxy
                 Statement.

3.1              Certificate of Incorporation of Norris Communications, Inc.
                 (as amended through May 28, 1996) and filed as Exhibit B to the Company's July 3, 1996 Proxy Statement.

3.2 Bylaws of Norris Communications, Inc., filed as Exhibit C to the Company's July 3, 1996 Proxy Statement.

4.1              Certificate of Incorporation of Norris Communications, Inc.
                 (as amended through May 28, 1996), filed as Exhibit B to the Company's July 3, 1996 Proxy Statement.

4.2 Bylaws of Norris Communications, Inc., filed as Exhibit C to the Company's July 3, 1996 Proxy Statement.

4.3              Stock Purchase Warrant for 33,750 Common Shares between the
                 Company and Cruttenden & Co., Inc. dated July 15, 1994 and filed as Exhibit 4.3 to the Company's 1995 Form 10-KSB.

4.4              Stock Purchase Warrant for 300,000 Common Shares between the
                 Company and CVD Financial Corporation dated July 15, 1994 and filed as Exhibit 4.4 to the Company's 1995 Form 10-KSB.

4.4.1            First Amendment to Stock Purchase Warrant for 300,000 Common
                 Shares between the Company and CVD Financial Corporation dated
                 November 14, 1994 and filed as Exhibit 4.4.1 to the Company's
                 1995 Form 10-KSB.

4.5 Stock Purchase Warrant for 150,000 Common Shares between the Company and CVD Financial Corporation dated July 15, 1994 and filed as Exhibit 4.5 to the Company's 1995 Form 10-KSB.

4.5.1            First Amendment to Stock Purchase Warrant for 150,000 Common
                 Shares between the Company and CVD Financial Corporation dated
                 November 14, 1994 and filed as Exhibit 4.5.1 to the Company's
                 1995 Form 10-KSB.

4.6 Warrant Agreement for 82,100 Common Shares between the Company and Comdisco, Inc. dated as of August 15, 1994 and filed as
                 Exhibit 4.6 to the Company's 1995 Form 10-KSB.

4.7              Warrant Agreement No. 1 for 106,986 Common Shares between the
                 Company and Pennsylvania Merchant Group Ltd. dated March 1, 1995 and filed as Exhibit 4.7 to the Company's 1995 Form 10-KSB.

4.7.1            Warrant Agreement No. 2 for 87,300 Common Shares between the
                 Company and Pennsylvania Merchant Group Ltd. dated March 17, 1995 and filed as Exhibit 4.7.1 to the Company's 1995 Form 10-KSB.

4.7.2 Warrant Agreement No. 3 for 714 Common Shares between the Company and Pennsylvania Merchant Group Ltd. dated March 20, 1995 and filed as Exhibit 4.7.2 to the Company's 1995 Form 10-KSB.

4.8 Warrant Agreement for 115,000 Common Shares between the Company and Cruttenden & Co., Inc. dated February 10, 1994 and filed as
                 Exhibit 4.8 to the Company's 1995 Form 10-KSB.

4.9              Form of 7% Convertible Note dated March 25, 1996 and due
                 March 25, 1999 for an aggregate of $3,000,000 issued to a total of six investors and filed as Exhibit 4.9 to the Company's
                 Form 8-K dated April 5, 1996.

4.10             Warrant Agreement for 129,230 Common Shares between the Company and First Bermuda Securities Ltd. dated March 25, 1996 and filed as Exhibit 4.10 to the Company's 1995 Form 8-K dated April 5, 1996.

4.11 Form of Warrant Agreement dated June 7, 1996 for an aggregate of $3,805,900 issued to a total of twelve investors and filed as an Exhibit to the Company's Current Report on Form 8-K dated
                 April 5, 1996.

4.12 Warrant Agreement for 401,924 Common Shares between the Company and Klein Investment Group, L.P. (formerly known as Iacocca
                 Capital Partners, L.P.) dated August 7, 1996 and filed previously as an Exhibit to the Company's Current Report on Form 8-K dated
                 August 29, 1996.

5.1              Opinion of Higham, McConnell & Dunning, filed as an Exhibit to the
                 Registration Statement.

10.1             Share Exchange Agreement among the Company, Norcom Communications
                 Corporation, and American Technology Corporation, dated for reference March 23, 1988, and filed as Exhibit 2.1 to the Company's
                 Registration Statement on Form 10, as amended.

10.1.1           Amendment of Agreement among the Company, Norcom Communications
                 Corporation, and American Technology Corporation, dated for reference March 23, 1988 and filed as Exhibit 2.1.1 to the Company's
                 Registration Statement on Form 10, as amended.

10.2             Plan and Agreement of Reorganization among the Company, American
                 Surface Mounted Devices, Inc. and ASMD, Inc., dated August 11, 1989 and filed as Exhibit 2.2 to the Company's Registration Statement on Form 10, as amended.

10.3             Plan and Agreement of Reorganization among the Company, Sage
                 Microsystems, Inc. and Sage Micro, Inc. dated November 7, 1991 and filed as Exhibit 2.3 to the Company's Registration Statement on
                 Form 10, as amended.

10.4             Plan and Agreement of Reorganization among the Company, C.A.D. Co.
                 Engineering, Inc. and CADCO Design Group, Inc., dated June 1, 1992 and filed as Exhibit 2.4 to the Company's Registration Statement on
                 Form 10, as amended.

10.5             Loan Agreement between CVD Financial Corporation and the Company and its Subsidiaries dated July 15, 1994 and filed as Exhibit 10.5 to the Company's 1995 Form 10-KSB.

10.5.1           Loan Modification Agreement between CVD Financial Corporation and the Company and its Subsidiaries dated November 14, 1994 and filed as Exhibit 10.5.1 to the Company's 1995 Form 10-KSB.

10.5.2 Loan Modification Agreement, dated as of August 1, 1995 and filed as Exhibit 10.5.2 to the Company's 1995 Form 8-K.

10.5.3           Amended and Restated Promissory Note, dated August 1, 1995 and filed as Exhibit 10.5.3 to the Company's Form 8-K dated October 27, 1995.

10.5.4 Second Amendment to Stock Purchase Warrant (for 150,000 shares), dated August 1, 1995 and filed as Exhibit 10.5.4 to the Company's
                 Form 8-K dated October 27, 1995.

10.5.5           Second Amendment to Stock Purchase Warrant (for 300,000 shares), dated
                 August 1, 1995 and filed as Exhibit 10.5.5 to the Company's Form 8-K dated October 27, 1995.

10.5.6           Stock Purchase Warrant (for 200,000 shares) dated August 1, 1995 and filed as Exhibit 10.5.6 to the Company's Form 8-K dated October 27, 1995.

10.5.7           Amended and Restated Stock Pledge and Option Agreement (for 300,000
                 shares of JABRA), dated August 1, 1995 and filed as Exhibit 10.5.7 to the
                 Company's 8-K dated October 27, 1995.

10.5.8           Loan Modification Agreement between the Company and CVD Financial
                 Corporation dated February 1, 1996 and filed as Exhibit 10.5.8 to the
                 Company's 1995 Form 10-QSB.

10.5.9           Amended and Restated Promissory Note between the Company and CVD Financial
                 Corporation dated February 1, 1996 and filed as Exhibit 10.5.9 to the
                 Company's 1995 Form 10-QSB.

10.5.10          Loan Modification Agreement between CVD Financial Corporation and the
                 Company and its subsidiary dated as of April 1, 1996 and filed as
                 Exhibit 10.5.10 to the Company's Form 8-K dated April 11, 1996.

10.6             Technology Transfer Agreement among the Company, American Technology
                 Corporation, Elwood G. Norris and Norcom Electronics Corporation dated
                 January 25, 1988 and filed as Exhibit 10.8 to the Company's Registration
                 Statement on Form 10, as amended.

10.6.1           Assignment Agreement among American Technology Corporation, Norcom
                 Electronics Corporation, Norcom Communications Corporation and
                 Elwood G. Norris dated March 22, 1988 and filed as Exhibit 10.8.1 to the
                 Company's Registration Statement on Form 10, as amended.

10.7             Master Lease Agreement between Comdisco, Inc. and American Surface Mounted
                 Devices, Inc. dated as of August 15, 1994 and filed as Exhibit 10.7 to the Company's 1995 Form 10-KSB.

10.8             Agreement and Plan of Reorganization by and among the Company, Norcom
                 Communications Corporation and JABRA Corporation dated January 15, 1993 and filed as Exhibit 10.8 to the Company's 1993 Form 10-K.

10.8.2           Amendment No. 1 to Agreement and Plan of Reorganization by and among the
                 Company, Norcom Communications Corporation and JABRA Corporation dated
                 May 28, 1993 and filed as Exhibit 10.8.2 to the Company's 1993 Form 10-K.

10.9             Stock Option Plan adopted by the Company on August 21, 1992 ("1992 Plan"), filed as Exhibit 10.10 to the Company's Registration Statement on Form 10,
                 as amended.

10.10            Stock Option Plan adopted by the Company on September 29, 1994 ("1994 Plan"), filed as Exhibit 10.10 to the Company's 1995 Form 10-KSB.

10.11            Plan and Agreement of Reorganization by merger of American Surface Mounted
                 Devices, Inc. with and into Comp General Corporation under the name of Norris
                 Communications, Inc. dated April 1, 1995 and filed as Exhibit 10.11 to the
                 Company's 1995 10-KSB.

10.12            Lease Agreement between the Company and Pomerado Properties dated August 17,
                 1989 and filed as Exhibit 10.12 to the Company's Registration Statement on
                 Form 10, as amended.

10.13            Lease Agreement between the Company and Pomerado Properties dated July 2, 1992 and filed as Exhibit 10.13 to the Company's Registration Statement on Form 10,
                 as amended.

10.14            Letter Agreement between the Company and Homer H. Lesihau, dated February 3,
                 1993 and filed as Exhibit 10.17 to the Company's 1993 Form 10-K.

10.14.1          Amending Agreement to Letter Agreement Dated February 3, 1993 between the
                 Company and Homer H. Lesihau, dated April 29, 1993 and filed as Exhibit 10.17.1 to the Company's 1993 Form 10-K.

10.16            Financial Advisory Agreement dated August 21, 1995 between Auerbach, Pollack
                 & Richardson, Inc. and the Company, filed as Exhibit 10.16 to the Company's
                 Form 8-K dated November 13, 1995.

10.17            Norris Communications Corp. and Auerback, Pollack & Richardson, Inc. Placement
                 Agent's Warrant Agreement, filed as Exhibit 10.17 to the Company's Form 8-K dated November 13, 1995.

10.18            Warrant Certificate Issued to Auerbach, Pollak & Richardson, Inc. and filed as
                 Exhibit 10.18 to the Company's Form 8-K dated November 13, 1995 and filed previously as an Exhibit to the Company's Current Report on Form 8-K, dated
                 November 13, 1995.

10.18.1          Release and Termination of Right of First Refusal and Amendment to Warrant
                 between the Company and Auerbach, Pollak & Richardson, Inc. dated May 13,
                 1996 and filed previously as an Exhibit to the Company's Annual Report on
                 Form 10-KSB for the fiscal year ended March 31, 1996.

10.19            Registration Rights Agreement between Auerbach, Pollak & Richardson, Inc.
                 and the Company, filed as Exhibit 10.19 to the Company's Form 8-K dated
                 November 13, 1995.

10.20            Employment Agreement dated September 12, 1995 between the Company and Elwood G.
                 Norris, filed as an Exhibit to the Company's Annual Report on Form 10-KSB
                 for the fiscal year ended March 31, 1996.

10.21            Employment Agreement dated September 8, 1995 between the Company and
                 Robert Putnam, filed as an Exhibit to the Company's Annual Report on
                 Form 10-KSB for the fiscal year ended March 31, 1996.

10.22            Employment Agreement dated August 1, 1995 between the Company and R. Gordon
                 Root, filed as an Exhibit to the Company's Annual Report on Form 10-KSB
                 for the fiscal year ended March 31, 1996.

10.23            Employment Agreement dated January 11, 1996 between the Company and
                 Peter W. Gorrie, filed as an Exhibit to the Company's Annual Report on
                 Form 10-KSB for the fiscal year ended March 31, 1996.

10.24            Placement Agreement dated April 16, 1996 between the Company and Iacocca
                 Capital Partners, L.P., filed as an Exhibit to the Company's Annual
                 Report on Form 10-KSB for the fiscal year ended March 31, 1996.

10.25            Form of Registration Rights Agreement effective June 7, 1996 between
                 11 investors and the Company aggregating $1,694,100, filed as an Exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended
                 March 31, 1996.

10.26            First Amendment to Placement Agreement dated May 20, 1996 between the
                 Company and Iacocca Capital Partners, L.P., filed as an Exhibit to the
                 Registration Statement.

10.27            Agreement dated July 30, 1996 between the Company and Greystone Capital, Ltd., filed as an Exhibit to the Registration Statement.

10.28            OEM Purchase Agreement dated October 18, 1996 between the Company and
                 Sanyo Information Systems (U.K.) Ltd., filed as an Exhibit to the
                 Registration Statement.

10.29            Release and Waiver Agreement between the Company and certain
                 Selling Shareholders, filed as an Exhibit to the Registration Statement.

11.1             Statement re computation of per share earnings, filed as an Exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1996.

21.1             List of subsidiaries, filed as an Exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1996.

23.1             Consent of Higham, McConnell & Dunning, included in Exhibit 5.1, filed as an Exhibit to the Registration Statement.

23.2             Consent of Ernst & Young.*

_____________________________________________

* Each exhibit marked with an asterisk is filed with the Registration Statement. Each exhibit not marked with an asterisk is incorporated by reference to an exhibit previously filed by the Company as indicated above.